SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 7

to

FORM S-1

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

ROCAP MARKETING INC.

(Exact name of registrant as specified in its charter)

Nevada	2300	27-3388068
(State of Incorporation)	(Primary Standard Classification	(I.R.S. Employer ID No.)

7211 East Southern Ave., Suite 106

Mesa, Arizona, 85209

(213) 400-0770

 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Incorp Services, Inc.

2360 Corporate Circle, Suite 400

Henderson, NV

89074-7722

(702) 866-2500

(Name, Address and Telephone Number of Agent for Service)

Copies of communications to:

George G. Chachas, Esq.

Chachas Law Group P.C.

2445 Fifth Avenue, Suite 440

San Diego, CA 92101

Telephone: (619) 239-2900

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.   X .

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.        .

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.        .

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.        .

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer	.	Accelerated filer	.
Non-accelerated filer	. (Do not check if a smaller reporting company)	Smaller reporting company	X .

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price per share	Proposed Maximum Aggregate Offering Price	Amount of Registration fee
Common Stock, $0.001 Par Value	2,875,667	$0.10	$287,567	$33.39

(1)

This Registration Statement covers the resale by our selling shareholders of up to 2,875,667 shares of our common stock, par value $0.001 per share, previously issued to such selling shareholders.

(2)

The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o).  Our common stock is not traded on any national exchange and in accordance with Rule 457; the offering price was arbitrarily determined.  The price of $0.10 per share is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTCBB at which time the shares may be sold at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority, which operates the OTC Bulletin Board, nor can there be any assurance that such an application for quotation will be approved.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold (except pursuant to a transaction exempt from the registration requirements of the Securities Act) until this registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

Subject to completion, dated _________________,  2013

ROCAP MARKETING INC.

2,875,667 SHARES OF COMMON STOCK

This prospectus relates to the resale by selling stockholders identified in the section entitled “Selling Stockholders” on page 16 of up to an aggregate of 2,875,667 shares of common stock of Rocap Marketing Inc.  We will not receive any proceeds from the sale of the shares of common stock covered by this prospectus.  We will bear all costs associated with this registration other than certain of the Selling Stockholders’ legal or accounting costs or commissions.

The selling stockholders may offer and sell any of the shares of common stock from time to time at fixed prices, at market prices or at negotiated prices, and may engage a broker, dealer or underwriter to sell the shares.  For additional information on the possible methods of sale that may be used by the selling stockholders, you should refer to the section entitled “Plan of Distribution” on page 16 of this prospectus.

Our common stock is presently not traded on any market or securities exchange. The selling security holders have not engaged any underwriter in connection with the sale of their shares of common stock.  Common stock being registered in this registration statement may be sold by selling security holders at a fixed price of $0.10 per share until our common stock is quoted on the OTC Bulletin Board (“OTCBB”) and thereafter at prevailing market prices or privately negotiated prices or in transactions that are not in the public market. There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority (“FINRA”), which operates the OTCBB, nor can there be any assurance that such an application for quotation will be approved. We have agreed to bear the expenses relating to the registration of the shares of the selling security holders. The selling security holders may be deemed underwriters.

We are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements.  Investing in our common stock involves risks. See “Risk Factors” beginning on page 7.

You should only purchase shares if you can afford a loss of your investment.  Our independent registered public accountant has issued an audit opinion for Rocap Marketing Inc., which includes a statement expressing substantial doubt as to our ability to continue as a going concern.

THE PURCHASE OF THE SECURITIES OFFERED PURSUANT TO THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK.  YOU SHOULD CAREFULLY READ AND CONSIDER THE SECTION OF THIS PROSPECTUS ENTITLED “RISK FACTORS” BEFORE BUYING ANY SHARES OF ROCAP MARKETING INC. COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Date of This Prospectus is _________________, 2013

You should rely only on the information contained within or incorporated by reference to this prospectus in deciding whether to purchase our Common Stock.  We have not authorized anyone to provide you with information different from that contained or incorporated by reference to this prospectus.  Under no circumstances should the delivery to you of this prospectus or any sale made pursuant to this prospectus create any implication that the information contained in this prospectus is correct as of any time after the date of this prospectus.  To the extent that any facts or events arising after the date of this prospectus, individually or in the aggregate, represent a fundamental change in the information presented in this prospectus, this prospectus will be updated to the extent required by law.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

All statements contained in this prospectus, other than statements of historical facts, that address future activities, events or developments, are forward-looking statements, including, but not limited to, statements containing the words “believe,” “anticipate,” “expect” and words of similar import.  These statements are based on certain assumptions and analyses made by us in light of our experience and our assessment of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate under the circumstances.  Whether actual results will conform to the expectations and predictions of management, however, is subject to a number of risks and uncertainties that may cause actual results to differ materially.  Such risks are in the section entitled “Risk Factors.”

Consequently, all of the forward-looking statements made in this prospectus are qualified by these cautionary statements, and there can be no assurance that the actual results anticipated by management will be realized or, even if substantially realized, that they will have the expected consequences to or effects on our business operations.

PROSPECTUS SUMMARY

The following summary highlights material information contained in this prospectus.  This summary does not contain all of the information you should consider before investing in the securities.  Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements and the notes to the financial statements.  You should also review the other available information referred to in the section entitled “Where you can find more information” in this prospectus and any amendment or supplement hereto.  As used throughout this prospectus, the terms “Rocap,” “the Company,” “we,” “us,” and “our” refer to Rocap Marketing Inc.

The Company

Rocap Marketing Inc. was incorporated on September 2, 2010 under the laws of the State of Nevada and established a fiscal year end of December 31.  On September 15, 2010, we entered into an agreement to purchase all of the issued and outstanding shares of Lexi-Luu Designs Inc. (“Lexi-Luu”), an Arizona-based manufacturer and wholesaler of children’s dancewear and playwear for young girls.  In exchange for all of the outstanding shares of Lexi-Luu, we issued 2,500,000 shares of our common stock to Lexi-Luu’s sole shareholder, Mr. Hubert J. Blanchette.

In March 2011, Lexi-Luu sold 2,000,000 shares of its common stock to Mr. Paul Koros for $2,000.  Following that sale, our ownership interest in Lexi-Luu was diluted to 80%.  Mr. Koros owns 20% of Lexi-Luu.

Our business office is located at 7211 East Southern Ave., Suite 106, Mesa, Arizona, 85209, our registered office is located at 2360 Corporate Circle, Suite 400, Henderson, Nevada, 89074-7722 and our telephone number is (213) 400-0770.  Lexi-Luu’s production facilities, warehouse and offices are located at 7211 East Southern Ave., Suite 106, Mesa, Arizona, 85209, and its telephone number is (213) 489-1377.

As of March 31, 2013, we had raised $78,948 of cash through the sale of our common stock.  As of March 31, 2013, we had $22,872 of cash on hand and liabilities of $597,860.  In addition, we expect incurring costs associated with this offering totaling approximately $24,334.  From our inception on September 2, 2010 until March 31, 2013, we have earned $877,638 of revenue through our subsidiary, Lexi-Luu Designs Inc., we have incurred operating expenses totaling $967,386 and accumulated losses totaling $587,171. See “Summary Financial Data,”  “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements included in this prospectus for more complete historical information.

The Offering
Common stock offered by the selling stockholders

Up to 2,875,667 shares of our Common Stock may be offered by the Selling Stockholders (see “Selling Stockholders”).  This number represents 14% of our current outstanding common stock(1). We will not receive any proceeds from the sale of these shares.  Our Common Stock is described in further detail in the section of this prospectus titled “Description of Securities.”

No Public Market

There is no public market for our Common Stock.  We cannot give any assurance that the shares being offered by the Selling Stockholders will have a market value, or that they can be resold if and when an active secondary market might develop, or that a public market for our securities may be sustained even if developed.  The absence of a public market for our stock will make it difficult to sell your shares.

We intend to apply to the OTC Bulletin Board, through a market maker that is a licensed broker dealer, to allow the trading of our Common Stock upon our becoming a reporting entity under the Securities Exchange Act of 1934.  There can be no assurance that such application will be successful or that our Common Stock will trade on a public market.  Further, even if our Common Stock is quoted, a market for the Common Stock may not develop.

Use of Proceeds

Proceeds from the sale of common stock covered by this prospectus will be received by the selling stockholders.  We will not receive any proceeds from the sale of the shares of common stock covered by this prospectus.

Risk Factors

An investment in our Common Stock involves a high degree of risk.  You should carefully consider the risk factors set forth under “Risk Factors” section hereunder and the other information contained in this prospectus before making an investment decision regarding our Common Stock.

____________________________________

(1) Based on 20,630,667 shares of common stock outstanding as of March 31, 2013.

Summary Financial Information

The following summary financial data should be read in conjunction with the financial statements and the notes thereto included elsewhere in this prospectus.

Balance Sheet Data:
	March 31	December 31,	December 31,
	2013	2012	2011
Current assets	$63,264	$46,116	$43,301
Current liabilities	$597,860	$477,339	$253,186
Stockholders’ Equity / Deficit	$(530,470)	$(478,076)	$(269,772)

Income Data:
	For the Interim Period Ended March 31, 2013	For the Year Ended December 31, 2012	For the Year Ended to December 31, 2011
Sales	$126,428	$448,801	$255,795
Total operating expenses	$112,870	$386,545	$353,405
Net loss before non-controlling interest	$(52,394)	$(182,584)	$(282,848)
Net loss attributable to common shareholders	$(47,827)	$(172,251)	$(258,163)
Net loss per common share	$(0.00)	$(0.01)	$(0.01)
Weighted average number of common shares outstanding	20,630,667	20,630,667	20,557,313

As indicated in the financial statements accompanying this prospectus, we have earned limited revenues to date and we have incurred only losses since our inception.  There is substantial doubt about our ability to continue as a going concern and we are reliant on the sale of our common stock as the primary source of funds for our future operations.

Summary Plan of Distribution

 The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders.  The term “Selling Stockholders” includes transferees, pledgees, donees, assignees or other successors in interest selling shares received after the date of this prospectus from each Selling Stockholder (see “Selling Stockholders”).  The number of shares beneficially owned by a Selling Stockholder will decrease as and when any such transfers are completed.  The plan of distribution for the Selling Stockholders’ shares sold hereunder will otherwise remain unchanged, except that the transferees, pledgees, donees assignees or other successors will be Selling Stockholders hereunder.  To the extent required, we may amend and supplement this prospectus from time to time to describe a specific plan of distribution.

In addition, the Selling Stockholders will receive all of the proceeds from the sale of up to 2,875,667 shares of common stock offered by the Selling Stockholders under this Prospectus.  We will not receive any proceeds from the resale of shares by the Selling Stockholders.  The offering of these shares of common stock is being made by certain of our stockholders that wish to sell their shares.  Sales of our common stock may be made by the Selling Stockholders in the open market or in privately negotiated transactions and at fixed or negotiated prices.

Although our common stock is not listed on a public exchange, we intend to seek a listing on the Over the Counter Bulletin Board (“OTC Bulletin Board”).  To be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock.  There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Bulletin Board, nor can there be any assurance that such application for quotation will be approved.

RISK FACTORS

An investment in our Common Stock involves a high degree of risk.  You should carefully consider the risks described below and the other information in this prospectus before investing in our Common Stock.  If any of the following risks occur, our business, operating results and financial condition could be seriously harmed.  Currently, shares of our Common Stock are not publicly traded.  In the event that shares of our Common Stock become publicly traded, the trading price of our Common Stock could decline due to any of these risks, and you may lose all or part of your investment.  In the event our Common Stock fails to become publicly traded you may lose all or part of your investment.

Risks Relating to the Offering

Investing in the company is a highly speculative investment and could result in the loss of your entire investment.

A purchase of the offered shares is significantly speculative and involves significant risks.  The offered shares should not be purchased by any person who cannot afford the loss of his or her entire purchase price.  The business objectives of the Company are also speculative, and we may be unable to satisfy those objectives.  The stockholders of the Company may be unable to realize a substantial return on their purchase of the offered shares, or any return whatsoever, and may lose their entire investment in the Company.  For this reason, each prospective purchaser of the offered shares should read this prospectus and all of its exhibits carefully and consult with their attorney, business advisor and/or investment advisor.

Our stock price may be volatile and your investment in our Common Stock could suffer a decline in value.

Broad market and industry factors may harm the price of our Common Stock, regardless of our actual operating performance. Factors that could cause fluctuation in the price of our Common Stock may include, among other things:

•

actual or anticipated fluctuations in quarterly operating results;

•

changes in financial estimates by us or by any securities analysts who might cover our stock;

•

speculation about our business in the press or the investment community;

•

conditions or trends affecting our industry or the economy generally;

•

stock market price and volume fluctuations of other publicly traded companies and, in particular, those that are in the children’s dancewear and playwear industries;

•

announcements by us or our competitors of new products, significant acquisitions, strategic partnerships or divestitures;

•

changes in product mix between high and low margin products;

•

capital commitments;

•

our entry into new markets;

•

additions or departures of key personnel;

•

actual or anticipated sales of our common stock, including sales by our directors, officers or significant stockholders;

•

significant developments relating to our manufacturing or distribution relationships;

•

customer purchases of new products from us and our competitors;

•

investor perceptions of the children’s dancewear and playwear industries in general and our company in particular;

•

volatility in our stock price, which may lead to higher stock-based compensation expense under applicable accounting standards; and

•

changes in accounting standards, policies, guidance, interpretation or principles.

In the past, securities class action litigation has often been instituted against companies following periods of volatility in their stock price.  This type of litigation, even if it does not result in liability for us, could result in substantial costs to us and divert management’s attention and resources.

We do not intend to pay dividends for the foreseeable future.

We have never declared or paid any dividends on our Common Stock.  We intend to retain all of our earnings for the foreseeable future to finance the operation and expansion of our business, and we do not anticipate paying any cash dividends in the future.  As a result, you may only receive a return on your investment in our Common Stock if the market price of our Common Stock increases.  Our board of directors retains the discretion to change this policy.

Insiders will continue to have substantial control over us after this offering, which could limit your ability to influence the outcome of key transactions, including a change of control.

Mr. Peter Henricsson, our Chief Executive Officer, Mr. Gordon C. McDougall, our Chief Financial Officer, and Mr. Hubert Blanchette, the former owner of our subsidiary, Lexi-Luu Designs Inc., control approximately 36%, 36% and 12%,  respectively, of the voting power of our outstanding stock.  As a result, these stockholders, if acting together, would be able to influence or control matters requiring approval by our stockholders, including the election of directors and the approval of mergers, acquisitions or other extraordinary transactions.  They may also have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests.  This concentration of ownership may have the effect of delaying, preventing or deterring a change of control of our company, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company and might ultimately affect the market price of our common stock.

Shareholders may be diluted significantly through our efforts to obtain financing and satisfy obligations through issuance of additional shares of our Common Stock.

We have no committed source of financing.  Wherever possible, our board of directors will attempt to use non-cash consideration to satisfy obligations.  In many instances, we believe that the non-cash consideration will consist of restricted shares of our common stock.  Our board of directors has authority, without action or vote of the shareholders, to issue all or part of the authorized but unissued shares.  In addition, if a trading market develops for our common stock, we may attempt to raise capital by selling shares of our common stock, possibly at a discount to market.  These actions will result in dilution of the ownership interests of existing shareholders, and may further dilute common stock book value, and that dilution may be material.

Risks Relating to Our Business

There is a substantial doubt about our ability to continue as a going concern.

Our independent registered public accountants have expressed substantial doubt about our ability to continue as a going concern.  This opinion could materially limit our ability to raise additional funds by issuing new debt or equity securities or otherwise.  If we fail to raise sufficient capital when needed, we will not be able to complete our proposed business plan.  As a result we may have to liquidate our business and investors may lose their investment.  Potential investors should consider our independent registered public accountants’ comments when determining if an investment in Rocap Marketing Inc. is suitable.

We have a limited operating history.  There is no assurance our future operations will result in profitable revenues.  If we cannot generate sufficient revenues to operate profitably, we may suspend or cease operations.

We were incorporated on September 2, 2010 and have a limited operating history.  Given our limited operating history, there can be no assurance that we can build our business such that we can earn a significant profit or any profit at all.  The future of our Company will depend upon our ability to obtain and retain customers and when needed, sufficient financing and continuing support from stockholders and creditors and to achieve and maintain profitable operations.  Potential investors should be aware of the difficulties normally encountered by new apparel companies, generally, and the high rate of failure of such enterprises.  The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the operations that we undertake.  There is no history upon which to base any assumption as to the likelihood that we will prove successful, and there is significant risk that we can generate the sales volumes and revenues to achieve profitable operations.  To the extent that we cannot achieve our plans and generate revenues which exceed expenses on a consistent basis and in a timely manner, our business, results of operations, financial condition and prospects will be materially adversely affected.

We are an "emerging growth company," and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an "emerging growth company," as defined in the Jumpstart Our Business Startups Act, or the JOBS Act.  For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.   We could be an emerging growth company for up to five years, although we could lose that status sooner if our revenues exceed $1 billion, if we issue more than $1 billion in non-convertible debt in a three year period, or if the market value of our common stock held by non-affiliates exceeds $700 million as of any June 30 before that time, in which case we would no longer be an emerging growth company as of the following December 31. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies.  We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

We may require financing to achieve our current business strategy and our inability to obtain such financing could prohibit us from executing our business plan and cause us to slow down our expansion of operations.

We may need to raise funds through public or private debt or sale of equity to achieve our current business strategy.  Such financing may not be available when needed.  Even if such financing is available, it may be on terms that are materially adverse to your interests with respect to dilution of book value, dividend preferences, liquidation preferences, or other terms.  Our capital requirements to implement our business strategy will be significant.  Moreover, in addition to monies needed to continue operations over the next twelve months, we anticipate requiring additional funds to expand our operations significantly as set forth in our plan of operations.

There can be no assurances that such funding will be available to us on terms that would be acceptable and at this time we have no specific details regarding the timing, source or manner in which we will raise any such funds.  Accordingly, there can be no assurance that we will be able to obtain financing if and when it is needed on terms we deem acceptable.  If we are unable to obtain financing on reasonable terms, we could be forced to delay or scale back our plans for expansion.  In addition, such inability to obtain financing on reasonable terms could have a material adverse effect on our business, operating results, or financial condition.

We may expose ourselves to a potential risk of losing Lexi-Luu Designs Inc. as a wholly owned subsidiary.

Under the terms of our Stock Purchase Agreement with Mr. Hubert J. Blanchette, in the event that Rocap Marketing Inc. was to merge with another entity, thus diluting Mr. Blanchette’s shares, Mr. Blanchette would have the right to exchange his 2,500,000 common shares of Rocap Marketing Inc., which he received in consideration of the Stock Purchase Agreement, for the return of 2,500,000 common shares of Lexi-Luu Designs Inc.  Therefore, if Mr. Blanchette’s shares in Rocap Marketing Inc. become diluted due to a merger, we may lose Lexi-Luu Designs Inc. as a wholly-owned subsidiary. The loss of Lexi-Luu Designs Inc. may result in potential lost profits and a decrease in assets.

Lexi-Luu’s limited brand recognition may limit our expansion strategy and cause our business and growth to suffer.

Lexi-Luu may encounter difficulty attracting new retail customers and retailers to sell its products because of limited brand recognition leading to delayed acceptance of our children’s dancewear and playwear by customers.  In particular, we have no assurance that Lexi-Luu’s grassroots marketing efforts will prove successful outside of the narrow dancewear market to which its products are currently being sold.  The expansion into new markets may present competitive, merchandising, forecasting and distribution challenges that are different from or more severe than those Lexi-Luu currently faces.  Failure to develop new markets or disappointing growth of its current market may harm its business and results of operations.

Lexi-Luu operates in a highly competitive market and the size and resources of many of its competitors may allow them to compete more effectively than it can, resulting in a loss of its market share and a decrease in our net revenue and an inability to achieve profitability.

The market for children’s dancewear and playwear is highly competitive.  Competition may result in pricing pressures, reduced profit margins or lost market share, or a failure to grow Lexi-Luu’s market share, any of which could substantially harm its business and results of operations.  Lexi-Luu competes directly against wholesalers and direct retailers of dancewear and playwear, including large, diversified apparel companies with substantial market share and established companies, as well as against retailers specifically focused on children’s apparel.  Many of Lexi-Luu’s competitors are large apparel and sporting goods companies with strong worldwide brand recognition, such as Capezio Ballet Makers Inc. and Eurotard.  Many of its competitors have significant competitive advantages, including longer operating histories, larger and broader customer bases, less-costly offshore production, more established relationships with a broader set of suppliers, greater brand recognition and greater financial, research and development, marketing, distribution and other resources than Lexi-Luu does.

Lexi-Luu’s competitors may be able to achieve and maintain brand awareness and market share more quickly and effectively than it can.  In contrast to its “grassroots” marketing approach, many of Lexi-Luu’s competitors promote their brands primarily through traditional forms of advertising, such as print media and television commercials, and through celebrity athlete endorsements, and have substantial resources to devote to such efforts.  Lexi-Luu’s competitors may also create and maintain brand awareness using traditional forms of advertising more quickly in new markets than it can.  Lexi-Luu’s competitors may also be able to increase sales in their new and existing markets faster than it does by emphasizing different distribution channels, such as wholesale, Internet or catalogue sales or an extensive franchise network, as opposed to distribution through retail stores, and many of Lexi-Luu’s competitors have substantial resources to devote toward increasing sales in such ways.

In addition, because Lexi-Luu owns no patents or exclusive intellectual property rights in the technology, fabrics or processes underlying its products, its current and future competitors are able to manufacture and sell products with performance characteristics, fabrication techniques and styling similar to Lexi-Luu’s products.

If Lexi-Luu fails to continue to develop attractive and innovative products and provide consumers with design features that meet their expectations, it may not be able to generate sufficient consumer interest in its children’s dancewear and playwear to remain competitive.

Lexi-Luu must continue to develop attractive and innovative product designs to attract and retain consumers.  If it is unable to anticipate consumer preferences or industry changes, or if it is unable to modify its products on a timely basis, it may lose customers or become subject to greater pricing pressures.  Lexi-Luu’s operating results would also suffer if its innovations do not respond to the needs of its customers, are not appropriately timed with market opportunities or are not effectively brought to market. Any failure on Lexi-Luu’s part to innovate and design new products or modify existing products will hurt its brand image and could result in a decrease in net revenue and an increase in inventory levels.  In addition, Lexi-Luu may not be able to generate sufficient consumer interest in its children’s dancewear and playwear to remain competitive.  Any of these factors could harm our business or stock price.

Lexi-Luu does not have patents or exclusive intellectual property rights in its designs, fabrics and manufacturing technology.  If its competitors sell similar products to Lexi-Luu’s, its net revenue and profitability could suffer.

The intellectual property rights in the technology, fabrics and processes used to manufacture our products are owned or controlled by Lexi-Luu’s suppliers and are generally not unique to it.  Lexi-Luu’s ability to obtain intellectual property protection for its products is therefore limited and it currently own no patents or exclusive intellectual property rights in its designs, fabrics or processes underlying its products.  As a result, Lexi-Luu’s current and future competitors are able to design, manufacture and sell products with performance characteristics, fabrications and styling similar to its products.  Because many of Lexi-Luu’s competitors, such as Capezio Ballet Makers Inc. and Eurotard, have significantly greater financial, distribution, marketing and other resources, they may be able to manufacture and sell products based on our designs, fabrics and manufacturing technology at lower prices than Lexi-Luu can.  If Lexi-Luu’s competitors do sell similar products at lower prices, its net revenue and profitability could suffer.

If we are unable to manage our planned growth, our operations could be adversely impacted.

We expect to experience growth in the future.  The management of such growth will require, among other things, continued development of our financial and management controls and management information systems, management of our production and distribution systems, stringent control of costs and inventories, increased spending associated with marketing activities and acquisition of retailers, the ability to attract and retain qualified management personnel and the training of new personnel.  In addition, growth will eventually require the expansion of our billing, customer care and online sales systems, which will require additional capital expenditures and may divert the time and attention of management personnel who oversee any such expansion.  Failure to manage our expected growth and development successfully, to enhance our processes and management systems or to resolve any such difficulties adequately or in a timely manner could have a material adverse effect on our business, financial condition and results of operations.

Key management personnel may leave the Company, which could adversely affect the ability of the company to continue operations.

Because we are entirely dependent on the efforts of Mr. Peter Henricsson, our CEO, Mr. Gordon McDougall, our CFO, Mr. Hubert Blanchette, our subsidiary’s CEO, Ms. Shirley Blanchette, our subsidiary’s fashion designer, and Mr. Paul Koros, an advisor to our subsidiary, their departure or the loss of other key personnel in the future, could have a material adverse effect on our business.  We believe that all commercially reasonable efforts have been made to minimize the risks attendant with the departure by key personnel from service.  However, there is no guarantee that replacement personnel, if any, will help us to operate profitably.  We do not maintain key-person life insurance on any of our officers or employees.

Presently, the Company’s Chief Executive Officer and Chief Financial Officer have other outside business activities and, as such, they are not devoting all of their time to the Company, which may result in periodic interruptions or business failure.

Mr. Peter Henricsson, our Chief Executive Officer, and Mr. Gordon C. McDougall, our Chief Financial Officer, have other business interests and currently devote approximately 10 hours and 15 hours per week, respectively, to our operations.  Our operations may be sporadic and occur at times which are not convenient to Mr. Henricsson and Mr. McDougall, which may result in periodic interruptions in the development of our business.  If the demands of our business require the full business time of our executive officers, they are prepared to adjust their timetable to devote more time to our business.  However, they may not be able to devote sufficient time to the management of our business, which may result in periodic interruptions in implementing our plans in a timely manner.  Such delays could have a significant negative effect on the success of our business.

Risks Relating to Our Common Stock

As a public company, we will incur substantial expenses.

Upon declared effectiveness of this Registration Statement by the SEC, we will then become subject to the information and reporting requirements of the U.S. securities laws.  The U.S. securities laws require, among other things, review, audit, and public reporting of our financial results, business activities, and other matters.  Recent SEC regulation, including regulation enacted as a result of the Sarbanes-Oxley Act of 2002, has also substantially increased the accounting, legal, and other costs related to becoming and remaining an SEC reporting company.  If we do not have current information about our company available to market makers, they will not be able to trade our stock.  The public company costs of preparing and filing annual and quarterly reports, and other information with the SEC and furnishing audited reports to stockholders, will cause our expenses to be higher than they would be if we were privately held.  In addition, we are incurring substantial expenses in connection with the preparation of this Registration Statement.  These increased costs may be material and may include the hiring of additional employees and/or the retention of additional advisors and professionals.  Our failure to comply with the federal securities laws could result in private or governmental legal action against us and/or our officers and directors, which could have a detrimental effect on our business and finances, the value of our stock, and the ability of stockholders to resell their stock.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

The Financial Industry Regulatory Authority (“FINRA”) has adopted rules that relate to the application of the SEC’s “penny stock” rules in trading our securities.  For the purposes relevant to us, a penny stock is any equity security that has a market value of less than $5.00 per share, subject to certain exceptions.  These rules require that a broker/dealer have reasonable grounds for believing that the investment is suitable for that customer, prior to recommending the investment.  Prior to recommending speculative, low priced securities to their non-institutional customers, broker/dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information.  Under interpretations of these rules, FINRA believes that there is a high probability that speculative, low priced securities will not be suitable for at least some customers.  The FINRA requirements make it more difficult for broker/dealers to recommend that their customers buy our Common Stock, which may have the effect of reducing the level of trading activity and liquidity of our Common Stock.  Further, many brokers charge higher transactional fees for penny stock transactions.  As a result, fewer broker/dealers may be willing to make a market in our Common Stock, reducing a shareholder’s ability to resell shares of our Common Stock.

The market for penny stocks has experienced numerous frauds and abuses that could adversely impact investors in our stock.

Our management believes that the market for penny stocks has suffered from patterns of fraud and abuse.  Such patterns include:

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Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

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Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

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“Boiler room” practices involving high pressure sales tactics and unrealistic price projections by sales persons;

•

Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and,

•

Wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

If investors generally share this perception, fewer investors may be willing to purchase our Common Stock.  This, in turn, could have the effect of reducing the trading activity in the secondary market for our stock and reducing our shareholders’ ability to resell shares of our Common Stock.

Our management and employees have no meaningful accounting or financial reporting education or experience and, accordingly, our ability to meet Exchange Act reporting requirements on a timely basis will be dependent to a significant degree upon others.

Our management and employees have no meaningful financial reporting education or experience.  We are and will continue to be heavily dependent on advisors and consultants to comply with the reporting requirements of a public company.  As such, there is risk about our ability to comply with all financial reporting requirements accurately and on a timely basis.

Having only two directors who also serve as our officers limits our ability to establish effective independent corporate governance procedures and increases the control of our Chief Executive Officer.

We have only two directors and these directors serve as our Chief Executive Officer and Chief Financial Officer.  Accordingly, we cannot establish board committees comprised of independent members to oversee functions like compensation or audit issues.  Simultaneous service as a director and officer could create, or appear to create, a conflict of interest when such directors are responsible for decisions concerning management composition, duties and compensation, including decisions regarding the appointment of officers, the issuance of options, financial controls and other issues presented to our board of directors that might have adverse implications or effects on such officers/directors or management in general.  Until we have a larger board of directors that would include some independent members, if ever, there will be limited oversight of our Chief Executive Officer and Chief Financial Officer’s decisions and activities and little ability for minority shareholders to challenge or reverse those activities and decisions, even if they are not in the best interests of minority shareholders.

Our internal controls may be inadequate, which could cause our financial reporting to be unreliable and lead to misinformation being disseminated to the public.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting.  As defined in Exchange Act Rule 13a-15(f), internal control over financial reporting is a process designed by, or under the supervision of, the principal executive and principal financial officer and effected by the board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that:

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pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of a reporting company;

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provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of a reporting company are being made only in accordance with authorizations of management and/or directors of the reporting company; and,

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provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the reporting company's assets that could have a material effect on the financial statements.

Our internal controls may be inadequate or ineffective, which could cause our financial reporting to be unreliable and lead to misinformation being disseminated to the public. Investors relying upon this misinformation may make an uninformed investment decision.

As a Smaller Reporting Company as defined by Rule 12b-2 of the Securities Exchange Act of 1934, we will be exempt from Section 404(b) of the Sarbanes-Oxley Act and our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting until such time as we cease being a Smaller Reporting Company.

If a Market for Our Common Stock Does Not Develop, Shareholders May Be Unable To Sell Their Shares.

There is currently no public trading market for our Common Stock, and no such market may ever develop.  While we intend to contact an authorized OTC Bulletin Board market maker for sponsorship of our securities on the OTC Bulletin Board, there is no assurance that our application will be approved.  There is no guarantee that our shares will ever be traded on the OTC Bulletin Board, or, if traded, a public market may not materialize.  If our Common Stock is not traded on the OTC Bulletin Board or if a public market for our Common Stock does not develop, investors may not be able to re-sell the shares of our Common Stock that they have purchased and may lose all of their investment.

Any trading market that may develop may be restricted by virtue of state securities “Blue Sky” laws that prohibit trading, absent compliance with individual state laws.  These restrictions may make it difficult or impossible to sell shares in those states.

Transfer of our common stock may also be restricted under the securities laws or securities regulations promulgated by various states and foreign jurisdictions, commonly referred to as “Blue Sky” laws.  Absent compliance with such individual state laws, our common stock may not be traded in such jurisdictions.  Because the securities registered hereunder have not yet been registered for resale under the blue sky laws of any state, the holders of such shares and persons who desire to purchase them in any trading market that might develop in the future, should be aware that there may be significant state blue sky law restrictions upon the ability of investors to sell the securities and of purchasers to purchase the securities.  These restrictions prohibit the secondary trading of our common stock.  We currently do not intend to and may not be able to qualify securities for resale in states which do not offer manual exemptions and require shares to be qualified before they can be resold by our shareholders.  Accordingly, investors should consider the secondary market for our securities to be a limited one.  See also “Plan of Distribution – State Securities – Blue Sky Laws.”

You may have limited access to information regarding our business because we are a limited reporting company exempt from many regulatory requirements and our obligations to file periodic reports with the SEC could be automatically suspended under certain circumstances.

The Company will not become a fully reporting company, but, rather, will be subject to the reporting requirements of Section 15(d) of the Securities Exchange Act of 1934.  As of the date of effectiveness of our registration statement of which this prospectus is a part, we will be required to file periodic reports with the SEC which will be immediately available to the public for inspection and copying (see “Where You Can Find More Information” elsewhere in this prospectus).  Except during the year that our registration statement becomes effective, these reporting obligations may be automatically suspended under Section 15(d) if we have less than 300 shareholders.  If this occurs after the year in which our registration statement becomes effective, we will no longer be obligated to file periodic reports with the SEC and your access to our business information would then be even more restricted.  After this registration statement on Form S-1 becomes effective, we will be required to deliver periodic reports to security holders.  However, we will not be required to furnish proxy statements to security holders, and our directors, officers and principal beneficial owners will not be required to report their beneficial ownership of securities to the SEC pursuant to Section 16 of the Securities Exchange Act of 1934 until we have both 500 or more security holders and greater than $10 million in assets.  This means that your access to information regarding our business will be limited.

Because we are not subject to compliance with rules requiring the adoption of certain corporate governance measures, our stockholders have limited protection against interested director transactions, conflicts of interest and similar matters.

The Sarbanes-Oxley Act of 2002, as well as rule changes proposed and enacted by the SEC, the New York and American Stock Exchanges and the Nasdaq Stock Market, as a result of Sarbanes-Oxley, require the implementation of various measures relating to corporate governance.  These measures are designed to enhance the integrity of corporate management and the securities markets and apply to securities that are listed on those exchanges or the Nasdaq Stock Market.  Because we are not presently required to comply with many of the corporate governance provisions and because we chose to avoid incurring the substantial additional costs associated with such compliance any sooner than legally required, we have not yet adopted these measures.

Because our directors are not independent directors, we do not currently have independent audit or compensation committees.  As a result, these directors have the ability, among other things, to determine their own level of compensation.  Until we comply with such corporate governance measures, regardless of whether such compliance is required, the absence of such standards of corporate governance may leave our stockholders without protections against interested director transactions, conflicts of interest, if any, and similar matters and investors may be reluctant to provide us with funds necessary to expand our operations.

We intend to comply with all corporate governance measures relating to director independence as and when required.  However, we may find it very difficult or be unable to attract and retain qualified officers, directors and members of board committees required to provide for our effective management as a result of Sarbanes-Oxley Act of 2002.  The enactment of the Sarbanes-Oxley Act of 2002 has resulted in a series of rules and regulations by the SEC that increase responsibilities and liabilities of directors and executive officers.  The perceived increased personal risk associated with these recent changes may make it more costly or deter qualified individuals from accepting these roles.

Our board of directors has the authority, without stockholder approval, to issue preferred stock with terms that may not be beneficial to common stockholders and with the ability to adversely affect stockholder voting power and perpetuate their control over us.

Our articles of incorporation allow us to issue shares of preferred stock without any vote or further action by our stockholders.  Our board of directors has the authority to fix and determine the relative rights and preferences of preferred stock.  Our board of directors also has the authority to issue preferred stock without further stockholder approval, including large blocks of preferred stock.  As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock.

Nevada law provides for indemnification of officers and directors at our expense and limits their liability that may result in a major cost to us and hurt the interests of our shareholders because corporate resources may be expended for the benefit of officers and/or directors.

Nevada law provides for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney's fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on our behalf.  We will also bear the expenses of such litigation for any of our directors, officers, employees, or agents, upon such person's written promise to repay us therefor if it is ultimately determined that any such person shall not have been entitled to indemnification.  This indemnification policy could result in substantial expenditures by us that we may be unable to recoup.

We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under federal securities laws is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification for liabilities arising under federal securities laws, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with our activities, we will (unless in the opinion of our counsel, the matter has been settled by controlling precedent) submit to a court of appropriate jurisdiction, the question whether indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.  The legal process relating to this matter if it were to occur is likely to be very costly and may result in us receiving negative publicity, either of which factors is likely to materially reduce the market and price for our shares, if such a market ever develops.

For all of the foregoing reasons and others set forth herein, an investment in our securities in any market that may develop in the future involves a high degree of risk.

USE OF PROCEEDS

The Selling Stockholders will receive all of the net proceeds from the sale of the shares of our common stock offered for resale by them under this prospectus.  We will not receive any proceeds from the resale of shares of our common stock by the Selling Stockholders covered by this prospectus.

DETERMINATION OF OFFERING PRICE

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of the shares of common stock was arbitrarily determined.

The offering price of the shares of our common stock has been determined arbitrarily by us and does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market. Although our common stock is not listed on a public exchange, we will be filing to obtain a listing on the Over the Counter Bulletin Board (OTCBB) concurrently with the filing of this prospectus. In order to be quoted on the Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved.

In addition, there is no assurance that our common stock will trade at market prices in excess of the initial public offering price as prices for the common stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

SELLING SECURITY HOLDERS

Up to 2,875,667 shares of Common Stock may be offered by the Selling Stockholders.  We will not receive any proceeds from the sale of these shares.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of the shares of Common Stock by each of the Selling Stockholders.  The second column lists the number of shares of common stock beneficially owned by each Selling Stockholder, as of the date of this registration statement on Form S-1.  The third column lists the shares of common stock being offered by this Prospectus by each Selling Stockholder.  The fourth and fifth columns list the amount and the percentage (if one percent or more), respectively, of the shares to be owned by each Selling Stockholder after completion of the offering. To our knowledge, none of the Selling Stockholders hold or have held any position, office or other material relationship with us or our affiliates.

Name of Selling Stockholder	Shares of common stock owned prior to offering	Shares of common stock to be sold	Shares of common stock owned after offering	Percent of common stock owned after offering
William Schonbrun	10,000	10,000	0	0%
Jacqueline Chisholm	10,000	10,000	0	0%
James Buonassisi	10,000	10,000	0	0%
Ariane Laird	10,000	10,000	0	0%
Joan Zokol	10,000	10,000	0	0%
Ylva Seljemo	850,000	850,000	0	0%
Niklas Seljemo	10,000	10,000	0	0%
Gunnar Nordgren	850,000	850,000	0	0%
Lena Eklof	10,000	10,000	0	0%
Kenth Englund	10,000	10,000	0	0%
Bengt Wilke	10,000	10,000	0	0%
Ricardo Dai	10,000	10,000	0	0%
Barry Yates	10,000	10,000	0	0%
John Thiessen	10,000	10,000	0	0%
F.A. Ventures, Inc.(1)	20,667	20,667	0	0%
Darlene Rodocker	10,000	10,000	0	0%
Murray Keating	860,000	860,000	0	0%
Enlighted Hospitality Inc.(2)	10,000	10,000	0	0%
The Wallace Family Trust(3)	155,000	155,000	0	0%
Totals	2,875,667	2,875,667	0	0%

(1)  David Jenkins is the beneficial owner of F.A. Ventures, Inc.

(2)  Bob Gagne is the beneficial owner of Enlighted Hospitality Inc.

(3)  Glen Wallace is the sole trustee of the Wallace Family Trust and has voting and dispositive power over the securities owned by it.

To our knowledge the Selling Stockholders are not registered with the NASD as broker-dealers or otherwise, or are affiliates of broker-dealers.

PLAN OF DISTRIBUTION; TERMS OF THE OFFERING

The shares covered by this prospectus may be offered and sold from time to time by the Selling Stockholders.  The term “Selling Stockholders” includes transferees, pledgees, donees, assignees or other successors in interest selling shares received after the date of this prospectus from each Selling Stockholder.  The number of shares beneficially owned by a Selling Stockholder will decrease as and when any such transfers are completed.  The plan of distribution for the Selling Stockholders’ shares sold hereunder will otherwise remain unchanged, except that the transferees, pledgees, donees assignees or other successors will be Selling Stockholders hereunder.  To the extent required, we may amend and supplement this prospectus from time to time to describe a specific plan of distribution.

The Selling Stockholders may, from time to time, sell any and all of their shares of common stock in private transactions, or should a public market develop, on any such market upon which the our Common Stock is listed.  There is currently no public trading market for our Common Stock.   While we intend to seek and obtain quotation of our Common Stock for trading on the OTC Bulletin Board, there is no assurance that our application will be approved.

Should a public market develop the Selling Stockholders may make these sales at prices and under terms then prevailing or at prices related to the then current market price.  The Selling Stockholders may also make sales in negotiated transactions.  The Selling Stockholders may offer their shares from time to time pursuant to one or more of the following methods:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	one or more block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	public or privately negotiated transactions;
•	through underwriters, brokers or dealers (who may act as agents or principals) or directly to one or more purchasers;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The Selling Stockholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions.  If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions.  If so, the third party may use securities pledged by the Selling Stockholders or borrowed from the selling stockholders or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from the Selling Stockholders in settlement of those derivatives to close out any related open borrowings of stock.

In connection with distributions of the shares or otherwise, the Selling Stockholders may:

•	enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume;
•	sell the shares short and redeliver the shares to close out such short positions;
•	enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to them of shares offered by this prospectus, which they may in turn resell; and
•	pledge shares to a broker-dealer or other financial institution, which, upon a default, they may in turn resell.

In addition to the foregoing methods, the Selling Stockholders may offer their shares from time to time in transactions involving principals or brokers not otherwise contemplated above, in a combination of such methods or described above or any other lawful methods.  The Selling Stockholders may also transfer, donate or assign their shares to lenders, family members and others and each of such persons will be deemed to be a selling stockholder for purposes of this prospectus.  The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock, and if the Selling Stockholders default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus; provided, however, in the event of a pledge or then default on a secured obligation by the Selling Stockholder, in order for the shares to be sold under this registration statement, unless permitted by law, we must distribute a prospectus supplement and/or amendment to this registration statement amending the list of Selling Stockholders to include the pledge, secured party or other successors in interest of the selling stockholder under this prospectus.

The Selling Stockholders may also sell their shares pursuant to Rule 144 under the Securities Act, which permits resale of shares purchased in a private placement subject to the satisfaction of certain conditions.

Sales through brokers may be made by any method of trading authorized by any stock exchange or market on which the shares may be listed or quoted, including block trading in negotiated transactions.  Without limiting the foregoing, such brokers may act as dealers by purchasing any or all of the shares covered by this prospectus, either as agents for others or as principals for their own accounts, and reselling such shares pursuant to this prospectus.  The Selling Stockholders may effect such transactions directly, or indirectly through underwriters, broker-dealers or agents acting on their behalf.  In effecting sales, broker-dealers or agents engaged by the Selling Stockholders may arrange for other broker-dealers to participate.  Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Stockholders, in amounts to be negotiated immediately prior to the sale (which compensation as to a particular broker-dealer might be in excess of customary commissions for routine market transactions).

In offering the shares covered by this prospectus, the Selling Stockholders, and any broker-dealers and any other participating broker-dealers who execute sales for the Selling Stockholders, may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales.  Any profits realized by the Selling Stockholders and the compensation of such broker-dealers may be deemed to be underwriting discounts and commissions.

We will pay all fees and expenses incident to the registration of the shares.

Penny Stock Regulation

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks.  Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange system).

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC, that:

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contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

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contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties;

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contains a brief, clear, narrative description of a dealer market, including “bid” and “ask” prices for penny stocks and the significance of the spread between the bid and ask price;

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contains a toll-free telephone number for inquiries on disciplinary actions;

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defines significant terms in the disclosure document or in the conduct of trading penny stocks; and,

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contains such other information and is in such form (including language, type, size, and format) as the SEC shall require by rule or regulation.

The broker-dealer also must provide the customer with the following, prior to proceeding with any transaction in a penny stock:

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bid and offer quotations for the penny stock;

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details of the compensation of the broker-dealer and its salesperson in the transaction;

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the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

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monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling those securities.

Offering Period and Expiration Date

This offering will start on the date of this Registration Statement is declared effective by the SEC and continue for a period of 90 days. We may extend the offering period for an additional 90 days, unless the offering is completed or otherwise terminated by us.

Regulation M

We are subject to Regulation M of the Securities Exchange Act of 1934.  Regulation M governs activities of underwriters, issuers, selling security holders, and others in connection with offerings of securities.  Regulation M prohibits distribution participants and their affiliated purchasers from bidding for, purchasing or attempting to induce any person to bid for or purchase the securities being distributed.

Section 15(g) of the Exchange Act

Our shares are covered by Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 promulgated thereunder.  They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses).

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Rule 15g-9 requires broker/dealers to approve the transaction for the customer's account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination; notify the customer of his or her rights and remedies in cases of fraud in penny stock transactions; and FINRA's toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons.

Rule 3a51-1 of the Securities Exchange Act of 1934 establishes the definition of a “penny stock,” for purposes relevant to us, as any equity security that has a minimum bid price of less than $4.00 per share or with an exercise price of less than $4.00 per share, subject to a limited number of exceptions.  It is likely that our shares will be considered to be penny stocks for the immediately foreseeable future.  For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker or dealer approve a person's account for transactions in penny stocks and the broker or dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience and objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and that that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form, sets forth:

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the basis on which the broker or dealer made the suitability determination, and

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that the broker or dealer received a signed, written agreement from the investor prior to the transaction

Disclosure also has to be made about the risks of investing in penny stock in both public offerings and in secondary trading and commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions.  Additionally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited.  If the Company remains subject to the penny stock rules for any significant period, which is likely, it could have an adverse effect on the market, if any, for the Company’s securities.  If the Company’s securities are subject to the penny stock rules, investors will find it difficult to dispose of the Company’s securities.

State Securities – Blue Sky Laws

There is no established public market for our common stock, and there can be no assurance that any market will develop in the foreseeable future.  Transfer of our common stock may also be restricted under the securities laws or securities regulations promulgated by various states and foreign jurisdictions, commonly referred to as “Blue Sky” laws.  Absent compliance with such individual state laws, our common stock may not be traded in such jurisdictions.  Because the securities registered hereunder have not been registered for resale under the blue sky laws of any state, the holders of such shares and persons who desire to purchase them in any trading market that might develop in the future, should be aware that there may be significant state blue-sky law restrictions upon the ability of investors to sell the securities and of purchasers to purchase the securities.  Accordingly, investors may not be able to liquidate their investments and should be prepared to hold the common stock for an indefinite period of time.

We will consider applying for listing in Mergent, Inc., a leading provider of business and financial information on publicly listed companies, which, once published, will provide a “manual” exemption in approximately 40 states.

A “manual exemption” allows secondary trading of securities, such as those to be sold by Selling Stockholders under this registration statement.  In most of these states, so long as we obtain and maintain a listing in Mergent, Inc. or Standard and Poor's Corporate Manual, secondary trading of our common stock can occur without any filing, review or approval by state regulatory authorities in these states.  We cannot secure this listing, and thus this qualification, until after this registration statement on Form S-1 is declared effective.  Once we secure this listing, secondary trading can occur in these states without further action.

Upon effectiveness of this Prospectus, the Company intends to become a “reporting issuer” under Section 12(g) of the U.S. Securities Exchange Act of 1934, as amended, by way of filing a Form 8-A with the SEC.  A Form 8-A is a “short form” of registration whereby information about the Company will be incorporated by reference to the Registration Statement on Form S-1, of which this prospectus is a part. Upon filing of the Form 8-A, if done, the Company’s shares of common stock will become “covered securities,” or “federally covered securities” as described in some states’ laws, which means that unless you are an “underwriter” or “dealer,” you will have a “secondary trading” exemption under the laws of most states (and the District of Columbia, Guam, the Virgin Islands and Puerto Rico) to resell the shares of common stock you purchase in this offering.  However, some states do impose filing requirements on the Company.  The Company intends, at its own cost, to make the required notice filings immediately after filing its Form 8-A with the SEC.

We currently do not intend to and may not be able to qualify securities for resale in other states which require shares to be qualified before they can be resold by our shareholders.

DESCRIPTION OF SECURITIES

Introduction

We were incorporated under the laws of the State of Nevada on September 2, 2010.  We are authorized to issue 74,000,000 shares of common stock and 1,000,000 shares of preferred stock.

Common Stock

Our authorized capital stock consists of 74,000,000 shares of Common Stock, $0.001 par value per Share.  The holders of our Common Stock have equal ratable rights to dividends from funds legally available if and when declared by our board of directors and are entitled to share ratably in all of our assets available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of our affairs.  Our Common Stock does not provide the right to preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights.  Our Common Stock holders are entitled to one non-cumulative vote per share on all matters on which shareholders may vote. Holders of shares of our Common Stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of our securities

Preferred Stock

Our Articles of Incorporation authorize the issuance of 1,000,000 shares of Preferred Stock with designations, rights and preferences determined from time to time by our Board of Directors.  As of the date hereof there have been no shares of Preferred Stock designated.  The following is a summary of the material rights and restrictions associated with our Preferred Stock.

Our Board of Directors is authorized to determine or alter any or all of the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of preferred stock and, within the limitations or restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares comprising any such series subsequent to the issue of shares of that series, to set the designation of any series, and to provide for rights and terms of redemption, conversion, dividends, voting rights, and liquidation preferences of the shares of any such series.

Among other rights, our board of directors may determine, without further vote or action by our stockholders:

•

the number of shares and the designation of the series;

•

whether to pay dividends on the series and, if so, the dividend rate, whether dividends will be cumulative and, if so, from which date or dates, and the relative rights of priority of payment of dividends on shares of the series;

•

whether the series will have voting rights in addition to the voting rights provided by law and, if so, the terms of the voting rights;

•

whether the series will be convertible into or exchangeable for shares of any other class or series of stock and, if so, the terms and conditions of conversion or exchange;

•

whether or not the shares of the series will be redeemable and, if so, the dates, terms and conditions of redemption and whether there will be a sinking fund for the redemption of that series and, if so, the terms and amount of the sinking fund; and,

•

the rights of the shares of the series in the event of our voluntary or involuntary liquidation, dissolution or winding up and the relative rights or priority, if any, of payment of shares of the series.

We presently do not have plans to issue any shares of preferred stock.  However, preferred stock could be used to dilute a potential hostile acquirer.  Accordingly, any future issuance of preferred stock or any rights to purchase preferred shares may have the effect of making it more difficult for a third party to acquire control of us.  This may delay, defer or prevent a change of control in our Company or an unsolicited acquisition proposal.  The issuance of preferred stock also could decrease the amount of earnings attributable to, and assets available for distribution to, the holders of our common stock and could adversely affect the rights and powers, including voting rights, of the holders of our common stock.

Dividends

We have not paid any cash dividends to shareholders.  The declaration of any future cash dividends is at the discretion of our board of directors and depends upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions.  It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Warrants and Options

There are no outstanding warrants or options to purchase our securities.

Transfer Agent and Registrar

Our transfer agent is Island Stock Transfer of 15500 Roosevelt Boulevard, Suite 301, Clearwater, Florida 33760 and its telephone number is (727) 289-0010.  The transfer agent is responsible for all record-keeping and administrative functions in connection with the common shares.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Common Stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the Company or its subsidiary.  Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

On May 31, 2013, the Board of Directors approved the engagement of the accounting firm of HJ & Associates, LLC as its independent registered public accounting firm responsible for the audit of the Registrant's financial statements on a go forward basis.

Li and Company, PC, our former independent registered public accountant, has audited our financial statements included in this prospectus and registration statement to the extent and for the periods set forth in their audit report.  The financial statements included in this prospectus have been audited by independent registered public accountants and have been so included in reliance upon the report of Li and Company, PC given on the authority of such firm as experts in accounting and auditing.

The validity of the issuance of the common stock offered under this prospectus has been passed upon for us by Chachas Law Group P.C., San Diego, California.

INFORMATION WITH RESPECT TO REGISTRANT

THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ TOGETHER WITH THE CONSOLIDATED FINANCIAL STATEMENTS OF ROCAP MARKETING INC. AND THE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS INCLUDED ELSEWHERE IN THIS REGISTRATION STATEMENT ON FORM S-1 THIS DISCUSSION SUMMARIZES THE SIGNIFICANT FACTORS AFFECTING OUR OPERATING RESULTS, FINANCIAL CONDITIONS AND LIQUIDITY AND CASH-FLOW SINCE INCEPTION.

DESCRIPTION OF BUSINESS

Corporate History

On September 2, 2010, Mr. Peter Henricsson, our Chief Executive Officer, incorporated Rocap Marketing Inc. in the State of Nevada and established a fiscal year end of December 31.  Our objective is to produce and sell children’s dancewear and playwear.

 On September 15, 2010, we entered into an agreement (the “Purchase Agreement”) to purchase all of the issued and outstanding shares of Lexi-Luu Designs Inc. (“Lexi-Luu”).  In exchange for all of the outstanding shares of Lexi-Luu, we issued 2,500,000 shares of our common stock to Lexi-Luu’s sole shareholder, Mr. Hubert J. Blanchette.  The Purchase Agreement, which is included herein as Exhibit 10.1, includes a provision whereby if we undertake an acquisition of, or merge with, another company which results in the dilution of Mr. Blanchette’s interest in Rocap, Mr. Blanchette has the right, but not the obligation, to repurchase our Lexi-Luu shares in exchange for his 2,500,000 Rocap shares. The Purchase Agreement also includes representations and covenants typical for transactions of its nature.

In March 2011, Lexi-Luu sold 2,000,000 shares of its common stock to Mr. Paul Koros for $2,000.  Following that sale, our ownership interest in Lexi-Luu was diluted to 80%.  Mr. Koros owns 20% of Lexi-Luu.

Our business office is located at 7211 East Southern Ave., Suite 106, Mesa, Arizona, 85209, our registered office is located at 2360 Corporate Circle, Suite 400, Henderson, Nevada, 89074-7722 and our telephone number is (213) 400-0770.  Lexi-Luu’s production facilities, warehouse and offices are located at 7211 East Southern Ave., Suite 106, Mesa, Arizona, 85209 and its telephone number is (213) 489-1377.

Lexi-Luu Designs Inc. Overview

Lexi-Luu, a manufacturer and wholesaler of dancewear and playwear for young girls, was incorporated in September 2010 following several months of informal operations by its founder, Mr. Blanchette.  Its head office and manufacturing facility is located in Mesa, Arizona and its products are sold to retailers and wholesale distributors, as well as to retail customers through its online store.  Sales have increased modestly since we acquired Lexi-Luu, and now average close to $15,000 per month.  Sales to retailers and wholesale distributors represent virtually all of Lexi-Luu’s sales; however, online sales to retail customers commenced in March 2011 and have increased to the point where they represented approximately 19% of Lexi-Luu’s total sales in March 2013. Lexi-Luu does not currently advertise its online sales.

Principal Products and Their Markets

Lexi-Luu designs, manufactures and distributes dancewear and playwear for young girls.  It manufactures children’s sizes XS (extra-small) through to XXL (double extra-large), which generally correspond to girls aged 4 to 12.

While the original market for its products was dancewear – outfits for girls to wear when they attend dance classes or perform at recitals – Lexi-Luu found that many girls like to wear their Lexi-Luu designs all the time.  Lexi-Luu is, for some young girls, rapidly becoming everyday-wear.  Although the clothing Lexi-Luu produces is worn by children, whom we consider Lexi-Luu’s target market, we are aware that it is actually the child’s parent or an adult in the child’s life that makes the purchase decision.  We refer to this decision-maker as a “Dance Mom” – typically the mother of a young girl who is active in the child’s life and a supporter of the child’s dance pursuits.  Accordingly, Lexi-Luu creates its designs with both customers in mind.

Lexi-Luu also undertakes a small amount of custom design services for retailers and end-users.  Often, a dance instructor or active Dance Mom likes the styles created by Lexi-Luu, and contacts them directly.  Lexi-Luu will consult one-on-one with the customer and deliver a specific outfit or line of outfits.  Each of these agreements is unique and short term; however, the designs remain Lexi-Luu’s and it may choose to incorporate them into its product line at a later date.

Distribution Methods

Lexi-Luu sells most of its clothing directly to retailers.  This sales category is often referred to as wholesaling.  Approximately 40% of wholesale sales to date are to “house accounts,” where Lexi-Luu receives the full wholesale price for the sale.  The remaining 60% of its wholesale distribution to date occurs through manufacturer’s representatives, who sell on Lexi-Luu’s behalf and receive commissions based on percentages of sales generated.

Lexi-Luu also has an online store, accessible through its website at www.lexiluu.com.  It provides customers with photographs of its designs, retailers who carry Lexi-Luu clothing, information regarding the company, its history and contact details. The information contained on Lexi-Luu’s website is not part of this prospectus. Online sales represented approximately 18.6% and 3.2% of our total sales for the three-month periods ended March 31, 2013 and 2012, respectively. Sales from this channel are fulfilled directly from its production facility in Mesa, Arizona and Lexi-Luu receives the full retail price.

New Product Lines

Lexi-Luu regularly creates new clothing products in the ordinary course of business to stay abreast of current styles and appeal to potential new customers.  Test fittings and the introduction of these new products are carried out on an ongoing basis, and old products are phased out as management considers appropriate.

Lexi-Luu’s designer, Ms. Shirley (“Shey”) Blanchette, is the wife of Lexi-Luu’s CEO, Mr. Hubert J. Blanchette. Ms. Blanchette designed and sewed Lexi-Luu’s first creations, and she was the inspiration for the founding of the business by Mr. Blanchette. Ms. Blanchette was recognized in the 1980s – under her professional design name, Shirley Blanchet – in both Canada and the United States. Her designs and work were featured in articles in the Calgary Herald and she was the guest designer at the Southwest Modelling Convention in Alabama during that time. Lexi-Luu has no formal services contract with Ms. Blanchette.

Competitive Conditions

Lexi-Luu operates in a very competitive environment.  It is a start-up company in a market that has two large, dominant competitors with a large share of the market: Capezio Ballet Makers Inc., the dominant company in this market; and Eurotard.  Both manufacturers have a strong focus on the adult dancewear market.  We estimate that there are approximately 10 other, smaller competitors in this market.

Children’s dancewear was traditionally influenced by classical ballet training, where unique designs were discouraged among dance schools and dance teachers.  Typically, young girls choosing to dance were directed to wear identical outfits.  Over the past three decades, the variety of dance styles taught has expanded, and the focus of this training has shifted from conforming to a set standard to expanding a child’s expression and movement and freedom.  Our experience is that dancewear styles have yet to catch up to the demand for expressive apparel.  Satisfying this demand for individuality is where Lexi-Luu competes.  Its designs are fresh and strive to cover a greater proportion of the body than typical dancewear, giving our outfits a wider appeal to parents who want to ensure freedom of movement without being revealing.

Lexi-Luu is a new company entering an established market with its new and unique designs.  It has little brand recognition in the marketplace because it is a new company and larger competitors could develop similar product lines.  Accordingly, the profitability and success of the company is not assured.

Sources and Availability of Raw Materials

Lexi-Luu acquires its raw materials and equipment from a wide variety of manufacturers located in the United States.  The products are widely available and the loss of any one supplier would not, in management’s opinion, materially affect its production.

Economic Dependence on Customers

Lexi-Luu currently sells its products to more than 45 retailers, of which no single retailer represents more than 10% of its sales.

Importance of Patents, Trademarks and Labor Contracts

Lexi-Luu does not hold any patents; however, it applied for and received U.S. federal trademark protection for its logo.

Lexi-Luu distributes its products primarily to retailers and through manufacturer’s representatives.  It does not have formal written agreements with its manufacturer’s representatives, which is standard practice in this industry.  None of Lexi-Luu’s employees are part of a collective bargaining agreement; it has had no work stoppages relating to employment contract disputes, and management believes its relationship with its employees is good.

Existing and Probable Government Regulations

Federal regulations require that Lexi-Luu’s products be labeled to indicate their fiber content, jurisdiction of manufacture, and care and handling instructions.  Lexi-Luu currently complies with these regulations.  We are not aware of any impending government regulations that would affect Lexi-Luu’s business.

Employees

Lexi-Luu currently employs seven full-time and seven part-time employees.  Rocap has no employees other than its Chief Executive Officer and Chief Financial Officer.  In addition, we engage consultants on an as-needed basis for legal, accounting and some administrative services.

DESCRIPTION OF PROPERTY

Lexi-Luu maintains a rented production facility, warehouse and administrative office in Mesa, Arizona. Lexi-Luu Designs Inc. has a two year lease ending March 31, 2015, with an additional two year option, for approximately 3500 square feet of space which includes our showroom, offices, manufacturing, and warehouse.

Management believes that Lexi-Luu’s production facility, warehouse and administrative office are adequate and suitable for the next 24 months. We expect that Lexi-Luu’s facilities can accommodate the extra equipment and staff required to increase production levels by up to a factor of four.

LEGAL PROCEEDINGS

We know of no material, existing or pending legal proceedings, including proceedings contemplated by governmental authorities, against our company, nor are we involved as a plaintiff in any material proceeding or pending litigation.  There are no proceedings in which our directors, officers or any affiliates, or any registered or beneficial shareholder is an adverse party or has a material interest adverse to our interest.

MARKET FOR COMMON STOCK AND RELATED SHAREHOLDER MATTERS

No Public Market for Common Stock

There is currently no public trading market for our Common Stock and no such market may ever develop.  While we intend to seek and obtain quotation of our Common Stock for trading on the OTC Bulletin Board, there is no assurance that our application will be approved.  An application for quotation on the OTC Bulletin Board must be submitted by one or more market makers who: 1) are approved by the Financial Industry Regulatory Authority (“FINRA”), 2) who agree to sponsor the security, and 3) who demonstrate compliance with SEC Rule 15(c)2-11 before initiating a quote in a security on the OTC Bulletin Board.  In order for a security to be eligible for quotation by a market maker on the OTC Bulletin Board, the security must be registered with the SEC and the company must be current in its required filings with the SEC.  There are no listing requirements for the OTC Bulletin Board and accordingly no financial or minimum bid price requirements.  We intend to seek out a market maker to submit an application for quotation to the OTC Bulletin Board upon the effectiveness of this registration statement of which this prospectus forms a part.  However, we can provide no assurance that our shares will be traded on the OTC Bulletin Board or, if traded, that a public market will materialize.

Holders

As of the date of this registration statement on Form S-1, we had 42 holders of our Common Stock and no holders of our Preferred Stock.

Dividends

No cash dividends have been declared or paid on our Common Stock, and we do not anticipate that any dividends will be declared or paid in the foreseeable future.

Securities authorized for issuance under equity compensation plans

We have no compensation plans under which our securities are authorized for issuance.

Current Public Information

In general, for sales by affiliates and non-affiliates, the satisfaction of the current public information requirement depends on whether we are a public reporting company under the Exchange Act:

•

If we have been a public reporting company for at least 90 days immediately before the sale, then the current public information requirement is satisfied if we have filed all periodic reports (other than Form 8-K) required to be filed under the Exchange Act during the 12 months immediately before the sale (or such shorter period as we have been required to file those reports).

•

If we have not been a public reporting company for at least 90 days immediately before the sale, then the requirement is satisfied if specified types of basic information about us (including our business, management and our financial condition and results of operations) are publicly available.

However, no assurance can be given as to:

1)

the likelihood of a market for our common shares developing,

2)

the liquidity of any such market,

3)

the ability of the shareholders to sell the shares, or

4)

the prices that shareholders may obtain for any of the shares.

No prediction can be made as to the effect, if any, that future sales of shares or the availability of shares for future sale will have on the market price prevailing from time to time.  Sales of substantial amounts of our common shares, or the perception that such sales could occur, may adversely affect prevailing market prices of the common shares.

SELECTED FINANCIAL DATA

Please See the Financial Statements attached at the end of the Prospectus.

MANAGEMENT DISCUSSION AND ANALYSIS

THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ TOGETHER WITH THE CONSOLIDATED FINANCIAL STATEMENTS OF ROCAP MARKETING INC. AND THE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS INCLUDED ELSEWHERE IN THIS REGISTRATION STATEMENT ON FORM S-1.

Results of Operations

The year ended December 31, 2012 compared to the year ended December 31, 2011

For the year ended December 31, 2012, we had revenues from merchandise sales of $448,801 and cost of sales of $227,081 resulting in a gross profit of $221,720, or 49% of sales. In comparison, our 2011 revenues were $255,795 with a cost of sales of $176,627 and a gross profit of $79,168 or 31%. As our sales volumes grow we are able to purchase our materials in bulk thus increasing our gross margin. We expect our sales to continue to grow in 2013 as we add more distributors and our website becomes better known.

In 2012 we incurred operating expenses of $386,545.  Operating expenses included consulting fees of $58,031, which represented approximately 15% of operating expenses; general and administrative expenses of $164,029, which represented 4% of operating expenses; advertising of $8,509, which represented 2% of operating expenses, and salaries and wages of $155,976, which represented 40% of operating expenses. By way of comparison, our operating expenses for the 2011 year totaled $353,405. A total of $161,340 or 46% of our 2011 operating expenses consisted of consulting expenses; general and administrative expenses of $96,855, which represented 27% of operating expenses; $17,081 or 5% for advertising costs and $67,649 or 19% was salaries and wages. We also recorded a one-time impairment expense of $10,480 of our goodwill. We expect our general and administrative expenses to continue to grow proportionate to our revenues during 2013.

Consulting fees were primarily legal and accounting fees.  General and administrative expenses included primarily building and office related expenses and travel expenses.  We had an operating loss for the 2012 period of $164,825, interest expense of $17,759, resulting in a net loss of $182,584.  Of this amount, $10,333 was attributable to non-controlling interest, leaving a net loss to the Company’s common shareholders of $172,251.  Our net loss in 2011 was $282,848. Included in our 2011 loss was $12,738 of interest expense, which was partially offset by interest income of $4,027 and other income of $100.  The Company’s net loss included $24,685 attributable to non-controlling shareholders, leaving a 2011 net loss of $258,163 attributable to the Company’s common shareholders.

We are a relatively new business with limited resources. Our ability to increase public awareness of our products is limited because we do not have the resources to create a large marketing program. Therefore we do not foresee a major increase in sales over the next 12 months. We expect our consulting expense will continue to be high over the next 6 to 12 months as we complete a registration of common stock. We estimate approximately $25,000 in extra costs connected with the registration. We expect our other operating expenses to remain constant for the next 12 months.

For the three months ended March 31, 2013 compared the three months ended March 31, 2012

During the three months ended March 31, 2013 we had revenues from merchandise sales of $126,428 and cost of sales of $60,429 resulting in a gross profit of $65,999, or 52% of sales. In comparison, our revenues were $94,822 with a cost of sales of $40,910 and a gross profit of $53,912 or 57%. As our sales volumes grow we are able to purchase our materials in bulk thus increasing our gross margin. We expect our sales to continue to grow through the remainder of 2013 as we add more distributors and our website becomes better known.

In 2013 we incurred operating expenses of $112,870.  Operating expenses included salaries and wages of $30,959, which represented approximately 27% of those operating expenses; general and administrative expenses of $63,074, which represented 56% of operating expenses; legal and professional fees of $18,584, which represented 17% of operating expenses; and depreciation expense of $253, which represented less than 1% of operating expense. By way of comparison, our operating expenses for the same period of 2012 totaled $67,438. A total of $37,547 or 56% of our 2012 operating expenses were made up of legal and professional fees; general and administrative expenses of $26,566 which represented 39% of operating expenses; $3,113 or 5% was salaries and wages, and $212 was depreciation, which represented less than one percent of our operating expenses. We expect our general and administrative expenses to continue to grow proportionate to our revenues during 2013.

Professional fees were primarily legal and accounting fees.  General and administrative expenses included primarily building and office related expenses and travel expenses.  We had an operating loss for the 2013 period of $46,871 and interest expense of $5,523, resulting in a net loss of $52,394. Of this amount, $4,567 was attributable to non-controlling shareholders, resulting in a total net loss to the Company’s common shareholders of $47,827. Our net loss in 2012 was $17,300, included in that loss was $4,354 of interest expense which was partially offset by interest income of $580.  Our 2012 net loss of $17,300 included income of $4,014 that was attributable to non-controlling shareholders, resulting in a net loss of $21,314 attributable to our common shareholders.

We are a relatively new business with limited resources. Our ability to increase public awareness of our products is limited because we do not have the resources to create a large marketing program. Therefore we do not foresee a major increase in sales over the next 12 months. We expect our consulting expense will continue to be high over the next 6 to 12 months as we complete a registration of common stock. We estimate approximately $25,000 in extra costs connected with the registration. We expect our other operating expenses to remain constant for the next 12 months.

Liquidity and Capital Resources

As of December 31, 2012

At December 31, 2012, we had current assets of $46,116 and current liabilities of $477,339, resulting in working capital deficit of $431,223 and a current ratio of 0.1:1. Current assets comprised primarily cash of $7,788, inventory of $36,737 and accounts receivable of $1,501.  Current liabilities comprised primarily salaries payable of $222,994, current maturities of notes payable of $135,386 and accounts payable of $66,238.

For the year ended December 31, 2012, our financing activities raised $2,059 from cash advances and $27,886 from related party loans. This cash was used to cover the negative cash flow from operating activities of $19,550 and to and negative cash flow from financing activities of $882.

In the year ended December 31, 2011, our financing activities raised $109,601. This cash was used to partially cover the negative cash flow from operating activities of $152,729.

As of March 31, 2013

At March 13, 2013, we had current assets of $63,264 and current liabilities of $597,860, resulting in working capital deficit of $534,596 and a current ratio of 0.1:1.  Current assets comprised primarily cash of $22,872, inventory of $37,746 and accounts receivable of $2,306. Current liabilities comprised primarily salaries payable of $250,077, current maturities of notes payable of $226,475 and accounts payable of $66,131.

For the three months ended March 31, 2013, our financing activities raised $39,036, which was used to cover our $23,952 negative cash flows from operations.

In the three months ended March 31, 2012, our financing activities raised $7,702, which was used to cover our $1,332 negative cash flows from operations.

Our cash at March 31, 2013 is insufficient to meet our operating requirements for the next twelve months. We anticipate that we will require approximately $150,000 of operating capital over the next twelve months. We expect to use debt and equity financing to raise that capital.  However, we have no agreements to issue any debt or equity securities and cannot predict whether equity or debt financing will become available at acceptable terms, if at all.  As of March 31, 2013 we owed $250,077 in salaries payable and an aggregate of $257,555 in notes payable to related and unrelated parties. We owed $24,097 of accrued interest on these notes. The notes bear interest at 8% to 12%, with interest only payments beginning February, 2011 through March 2014, at which time all outstanding interest and principle is due and payable.

We will continue to pursue outside funding to raise sufficient capital for ongoing operations as sales revenue continues to grow.

Critical Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiary, Lexi-Luu Designs, Inc.  All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

Financial instruments, including cash and accrued expenses and other liabilities are carried at amounts, which reasonably approximate their fair value due to the short-term nature of these amounts or due to variable rates of interest, which are consistent with market rates.

Revenue Recognition

The Company applies the provisions of ASC 605 which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements filed with the SEC. ASC 605 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosure related to revenue recognition policies.

In general, the Company recognizes revenue related to sales of dance wear when (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the fee is fixed or determinable, and (iv) collectability is reasonably assured.

Stock-based compensation

The Company adopted ASC 718 as of the date of its inception on September 2, 2010 using the modified prospective method. Under this transition method, stock compensation expense includes compensation expense for all stock-based compensation awards granted on or after January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of ASC 718.

Recent Accounting Pronouncements

FASB Accounting Standards Update No. 2011-11

In December 2011, the FASB issued the FASB Accounting Standards Update No. 2011-11 “Balance Sheet: Disclosures about Offsetting Assets and Liabilities” (“ASU 2011-11”). This Update requires an entity to disclose information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position. The objective of this disclosure is to facilitate comparison between those entities that prepare their financial statements on the basis of U.S. GAAP and those entities that prepare their financial statements on the basis of IFRS.

The amended guidance is effective for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods.

FASB Accounting Standards Update No. 2012-02

In July 2012, the FASB issued the FASB Accounting Standards Update No. 2012-02 “ Intangibles—Goodwill and Other (Topic 350) Testing Indefinite-Lived Intangible Assets for Impairment” (“ASU 2012-02”).

This Update is intended to reduce the cost and complexity of testing indefinite-lived intangible assets other than goodwill for impairment. This guidance builds upon the guidance in ASU 2011-08, entitled  Testing Goodwill for Impairment .. ASU 2011-08 was issued on September 15, 2011, and feedback from stakeholders during the exposure period related to the goodwill impairment testing guidance was that the guidance also would be helpful in impairment testing for intangible assets other than goodwill.

The revised standard allows an entity the option to first assess qualitatively whether it is more likely than not (that is, a likelihood of more than 50 percent) that an indefinite-lived intangible asset is impaired, thus necessitating that it perform the quantitative impairment test. An entity is not required to calculate the fair value of an indefinite-lived intangible asset and perform the quantitative impairment test unless the entity determines that it is more likely than not that the asset is impaired.

This Update is effective for annual and interim impairment tests performed in fiscal years beginning after September 15, 2012. Earlier implementation is permitted.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING

AND FINANCIAL DISCLOSURE

Our audited financial statements have been included in this Prospectus in reliance upon Li & Company, PC, Independent Registered Public Accounting Firm, as experts in accounting and auditing.

Dismissal of Previous Independent Accountants

On May 31, 2013, the Board of Directors dismissed Li and Co., PC who were the independent accountants responsible for the audit of the Company’s financial statements.  This change in independent accountants did not result from any dissatisfaction with the quality of professional services rendered by Li and Co., PC.

The audit reports of Li and Co., PC on the Company’s financial statements for the fiscal years ended December 31, 2012 and 2011 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.  During the fiscal years ended December 31, 2012 and 2011 and through May 31, 2013, the date of dismissal of Li and Co., PC, there were no disagreements on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of the former accountant, would have caused it to make reference to the subject matter of the disagreement in connection with its report.  During the Company’s fiscal years ended December 31, 2012 and 2011 and through May 31, 2013, the date of dismissal, there have been no reportable events (as defined in Regulation S-K Item 304(a)(1)(v)).

The Company provided Li and Co., PC, with a copy of the disclosure contained herein made in response to Item 304(a) of Regulation S-K.  The Company requested Li and Co., PC, to furnish, and Li and Co., PC have furnished to the Company a letter addressed to the Commission stating that it agreed with the statements made by the Company.  A copy of that letter is included as exhibit 16.1 to this Form S-1.

Newly Engaged Independent Accountants

On May 31, 2013, the Board of Directors approved the engagement of the accounting firm of HJ & Associates, LLC as its independent registered public accounting firm responsible for the audit of the Company’s financial statements effective immediately.  Through May 31, 2013, neither the Company nor anyone on its behalf consulted HJ & Associates, LLC regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the registrant's financial statements.

Going Concern

We have not attained profitable operations and are dependent upon obtaining financing to pursue any extensive acquisitions and activities.  For these reasons, our auditors stated in their report on our audited financial statements that they have substantial doubt that we will be able to continue as a going concern without further financing.

Future Financings

We will continue to rely on equity sales of our common shares in order to continue to fund our business operations.  Issuances of additional shares will result in dilution to existing stockholders.  There is no assurance that we will achieve any additional sales of the equity securities or arrange for debt or other financing to fund planned acquisitions and exploration activities.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the name and age of our current directors and executive officers.  Our Board of Directors appoints our executive officers. Our directors serve until the earlier occurrence of the election of them or their successors at the next meeting of stockholders, death, resignation or removal by the Board of Directors.

Name	Age	Position(s) With the Company	Position Held Since	Director Since
Peter Henricsson	61	Director and Chief Executive Officer	September 2, 2010	September 2, 2010
Gordon C. McDougall	57	Director, Chief Financial Officer, Secretary and Treasurer	April 15, 2011	October 1, 2010

Peter Henricsson

Peter Henricsson is our Chief Executive Officer and a director.  Since 2002, Mr. Henricsson has been a venture capital investor and a coach and advisor to young companies primarily in the areas of strategic planning and management.   Between January1997 and March 2002, Mr. Henricsson was the founder, chairman and CEO of CellPoint Inc., (CLPT) a public company listed on the NASDAQ. Prior to 1997, he held managerial positions in a number of public and private companies, stationed in North America, Europe and Asia. Mr. Henricsson undertook his graduate studies at North Carolina State University in Raleigh, North Carolina and at Uppsala University in Sweden, where he graduated with a Master of Business Administration degree in 1976.

We feel that the experience Mr. Henricsson gained as CEO of a company from inception to full NASDAQ listing will be very valuable to the Company. In addition, we think his experience in building and growing young companies makes him suitable for his position in Rocap. Mr. Henricsson also has experience in raising capital and presenting a company to the investment community.

Gordon C. McDougall

Gordon McDougall is our Chief Financial Officer, Secretary, Treasurer and a director. Mr. McDougall is also a director of Bitzio, Inc. (formerly Rocky Mountain Fudge Company, Inc.) a public company whose shares are quoted on the OTC Bulletin Board under the symbol BTZO.  Mr. McDougall was also Bitzio’s CEO and President until he stepped down on February 2, 2012; he had held those positions with Bitzio, including his directorship, since May 8, 2011.

Since February 2006, he has also been the CEO and founder of Tezi Advisory, Inc, a private company wholly owned by him that partners with entrepreneurs to grow their businesses. Mr. McDougall also served as a director and CEO of Exterra Energy, Inc., an oil and gas exploration company whose shares are quoted on the OTC Bulletin Board under the symbol EENI, from March 2006 until his resignation on September 19, 2007.  He also served as President of Wentworth Energy, Inc., an oil and gas exploration company whose shares were quoted on the OTC Bulletin Board under the symbol WNWG from February 2005 until August 2006 and as a director from February 2005 until July 2007. During his time as President of Wentworth Energy, Inc., the company raised substantial funding and made numerous acquisitions.

Mr. McDougall has extensive experience in fundraising, the start-up phase of companies and is knowledgeable in attracting management personnel to start-up companies.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table set forth below summarizes the annual and long-term compensation for services in all capacities to us payable to our Chief Executive Officer, to our two most highly compensated executive officers who were serving as executive officers at December 31, 2012, other than our Chief Executive Officer, and up to two additional individuals for whom disclosure would have been required but for the fact that the individuals were not serving as executive officers at December 31, 2012 (collectively, the “Named Executed Officers”).  As of December 31, 2012, Mr. Peter Henricsson and Mr. Gordon C. McDougall were our only Named Executive Officers. The compensation agreements of Mr. Henricsson and Mr. McDougall provide for monthly salaries of $3,250 each.

Our board of directors may adopt an incentive stock option plan for our executive officers that would result in additional compensation.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All other Compen-sation ($)	Total ($)
Peter Henricsson, CEO and President (1)	2012	39,000(3)	-		-	-	39,000
	2011	39,000(3)	-	1,970	-	-	40,970
	2010	9,750(3)	-	-	-	-	9,750
Gordon C. McDougall, CFO, Secretary and Treasurer (2)	2012	39,000(3)					39,000
	2011	39,000(3)	-	1,970	-	-	40,970
	2010	9,750(3)	-	-	-	-	9,750

__________________

(1)

On April 15, 2011, Mr. Henricsson resigned as our Secretary and Treasurer and Gordon C. McDougall was appointed as our Chief Financial Officer, Secretary and Treasurer.  Mr. Henricsson remains as our Chief Executive Officer.

(2)

Payable to Tezi Advisory, Inc., a private corporation wholly-owned by Gordon C. McDougall.

(3)

All salaries are accrued and unpaid as of December 31, 2012.

Narrative Disclosure to the Summary Compensation Table

On September 1, 2010, the Company entered into a management agreement (“Management Agreement”), as amended on September 1, 2010 (the “First Amendment”) and amended again on April 25, 2012 (the “Second Amendment,” collectively the “Agreements”) with Peter Henricsson for consulting services to be provided by him in the capacity of President of the Company which requires that he be paid $3,250 per month for three years from date of signing.  Also, pursuant to the Agreements the Company issued the Consultant a total of 960,000 shares of its common stock.  A copy of the Management Agreement is attached hereto as Exhibit 10.2 and the amendments to the Management Agreement are attached hereto as Exhibits 10.3 and 10.6.

On September 1, 2010, the Company entered into a management agreement (“Management Agreement”), as amended on September 1, 2010 (the “First Amendment”) and amended again on April 25, 2012 (the “Second Amendment,” collectively the “Agreements”) with Tezi Advisory Inc. for consulting services to be provided by Gordon C. McDougall in the capacity of Vice President Finance of the Company which requires that $3,250 per month be paid for three years from date of signing. Also, pursuant to the Agreements the Company issued the Consultant a total of 960,000 shares of its common stock.  A copy of the Management Agreement is attached hereto as Exhibits 10.4 and the amendments to the Management Agreement are attached hereto as Exhibits 10.5 and 10.7.

Outstanding Equity Awards

There were no outstanding equity awards at fiscal year-end.

Additionally, we have granted no option awards to our Named Executive Officer since our inception on September 2, 2010.

Long-Term Incentive Plans

We have granted no Long-Term Incentive Plans since our inception on September 2, 2010.

Director Compensation

We have paid no compensation to our directors since our inception on September 2, 2010.

Security Holders Recommendations to Board of Directors

Shareholders can direct communications to our Chief Executive Officer, Peter Henricsson, at our executive offices.  However, while we appreciate all comments from shareholders, we may not be able to respond to all communications.  We attempt to address shareholder questions and concerns in our press releases and documents filed with the SEC so that all shareholders have access to information about us at the same time.  Mr. Henricsson collects and evaluates all shareholder communications.  All communications addressed to our directors and executive officers will be reviewed by those parties unless the communication is clearly frivolous.

Code of Ethics

Effective as of the date hereof, the Board of Directors has not adopted a Code of Ethics for our directors, officers and employees.

Committees of the Board of Directors

Currently, Rocap Marketing Inc. has no committees of the Board of Directors.  Concurrent with having sufficient members and resources, our board of directors will establish one or more committees, such as an audit committee and a compensation committee.  Once established, the audit committee will review the results and scope of the audit and other services provided by the independent auditors and review and evaluate the system of internal controls.

Once established, the compensation committee will manage any new stock option plan we may establish and review and recommend compensation arrangements for the officers.

No final determination has yet been made as to the memberships of these committees or when we will have sufficient members to establish committees.

Our Directors will be reimbursed by us for any expenses incurred in attending directors' meetings provided that we have the resources to pay these fees.  We will consider applying for officers and directors liability insurance at such time when we have the resources to do so.

Director Independence

For purposes of determining director independence, we have applied the definitions set out in NASDAQ Rule 4200(a)(15).  Under NASDAQ Rule 4200(a)(15), a director is not considered to be independent if he or she is also an executive officer or employee of the corporation.  Accordingly, we do not have an independent director as of the date of this registration statement on Form S-1.  The OTC Bulletin Board on which we plan to have our shares of common stock quoted does not have any director independence requirements.

No member of management is or will be required by us to work on a full time basis.  Accordingly, certain conflicts of interest may arise between us and our officers and directors in that they may have other business interests in the future to which they devote their attention, and they may be expected to continue to do so although management time must also be devoted to our business.  As a result, conflicts of interest may arise that can be resolved only through their exercise of such judgment as is consistent with each officer's understanding of his/her fiduciary duties to us.

Currently, we have only two officers and directors (the same persons) and will seek to add additional officers and directors as and when the proper personnel are located and terms of employment are mutually negotiated and agreed, and we have sufficient capital resources and cash flow to make such offers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of the date of this registration statement on Form S-1, with respect to the beneficial ownership of shares of common stock by (i) each person known to us who owns beneficially more than 5% of the outstanding shares of common stock (based upon reports which have been filed and other information known to us), (ii) each of our Directors, (iii) each of our Executive Officers and (iv) all of our Executive Officers and Directors as a group.  Unless otherwise indicated, each stockholder has sole voting and investment power with respect to the shares shown. As of the date of this registration statement on Form S-1, we had 20,630,667 shares of common stock issued and outstanding.

Title of class	Name, Title, and Address of Beneficial owner	Amount and Nature of Beneficial Ownership	Percentage of Common Stock (1)(2)
Common Stock	Peter Henricsson (3) 1446 Bramwell Road West Vancouver, BC, Canada	7,460,000	36.16%
Common Stock	Gordon C. McDougall (4) 1183 West 7th Avenue Vancouver, BC, Canada	7,460,000(5)	36.16%
Common Stock	Hubert J. Blanchette 311 N. Greenwood Mesa, Arizona 85210	2,500,000	12.12%
Common Stock	All Directors and Executive Officers (2 persons)	17,420,000	84.44%

   _______________________________

(1)

Based upon 20,630,667 shares outstanding as of  June 17, 2013.

(2)

Under Rule 13d-3 promulgated under the Exchange Act, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights.

(3)

Mr. Henricsson is the CEO, a Director and 5% beneficial owner of the Company.

(4)

Mr. McDougall is the CFO, Secretary, Treasurer, a Director and a 5% beneficial owner of the Company

(5)

Said shares are owned by Tezi Advisory, Inc., a private corporation wholly-owned by Gordon C. McDougall.

We are not aware of any arrangements that could result in a change of control of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as described herein, none of the following persons has any direct or indirect material interest in any transaction to which we were or are a party since our inception on September 2, 2010 or in any proposed transaction to which we propose to be a party:

1.

any of our directors or executive officers;

2.

any nominee for election as one of our directors;

3.

any person who is known by us to beneficially own, directly or indirectly, shares carrying more than 5% of the voting rights attached to our Common Stock; or,

4.

any member of the immediate family (including spouse, parents, children, siblings and in-laws) of any of the foregoing persons named in paragraph (1), (2) or (3) above.

Peter Henricsson is the CEO and a Director of Rocap Marketing Inc.  Pursuant to an agreement dated as of September 1, 2010, as amended, we engaged Mr. Henricsson to assist with: the identification, review, negotiation and acquisition of businesses; business development; financing; negotiating contracts; and similar management functions for a period of three years. Mr. Henricsson will be paid a fee of $3,250 per month commencing October 1, 2011 payable, at his option, in cash or shares of the common stock of the Company and 960,000 shares of the common stock of the Company.  As of the date hereof, no cash has been paid to Mr. Henricsson pursuant to the agreement. Mr. Henricsson may terminate the agreement upon 60 days’ prior written notice and the Company may terminate the agreement upon notice in writing and paying severance fees of $9,750. A copy of the agreement is attached hereto as Exhibit 10.2 and the amendments to the agreement are attached hereto as Exhibit 10.3 and 10.6.

Further, on September 20, 2010, Mr. Henricsson acquired 6,500,000 shares of Rocap Marketing Inc. common stock at a price of $0.001 per share.  As of October 10, 2012, Mr. Henricsson owned 7,460,000 of Rocap Marketing, Inc. shares, representing a 36.16% interest in the Company.

Gordon McDougall is the CFO, Secretary, and a Director of Rocap Marketing Inc.  Pursuant to an agreement dated as of September 1, 2010, as amended, we engaged Tezi Advisory, Inc. (“Tezi”), a private corporation wholly owned by Mr. McDougall, to assist with: the identification, review, negotiation and acquisition of businesses; business development; financing; negotiating contracts; and similar management functions for a period of three years. Tezi will be paid a fee of $3,250 per month commencing October 1, 2011 payable, at its option, in cash or shares of the common stock of the Company and 960,000 shares of the common stock of the Company.  As of the date hereof, no cash has been paid to Tezi pursuant to the agreement. Tezi may terminate the agreement upon 60 days’ prior written notice and the Company may terminate the agreement upon notice in writing and paying severance fees of $9,750.  A copy of the agreement is attached hereto as Exhibit 10.4 and the amendments to the agreement are attached hereto as Exhibit 10.5 and 10.7.

Hubert J. Blanchette, the former President, Treasurer, Secretary and Director of Lexi-Luu Designs Inc., received 2,500,000 shares of our Common Stock, representing a 12.12% interest in the Company, on September 15, 2010 in exchange for 100% of the outstanding shares of Lexi-Luu Designs Inc.

Further, on September 18, 2010, Gordon McDougall acquired 6,500,000 shares of Rocap Marketing Inc. common stock at a price of $0.001 per share.  As of October 10, 2012, Gordon McDougall owned 7,460,000 of Rocap Marketing, Inc. shares, representing a 36.16% interest in the Company.  All shares controlled by Gordon McDougall are held in the name of Tezi Advisory, Inc., a private corporation that is wholly-owned by Mr. McDougall.

During the period from September 2, 2010 (inception) through March 31, 2013 the Company, through Lexi-Luu Designs Inc., entered into five (5) promissory notes with Laura Fewtrell, the common law wife of Gordon McDougall, for $130,700 in aggregate.  The notes carry interest rates of 8% to 12%, per annum, with interest only payments beginning February, 2011 through February 2014, at which time outstanding interest and principal is due and payable. As of March 31, 2013 and December 31, 2012 the Company has recognized $13,105 and $10,610 of interest associated with these notes, respectively.

On March 15, 2011, the Company’s wholly-owned subsidiary, Lexi-Luu sold 2,000,000 shares to a Paul Koros for $2,000.  As a result, the Company now owns 80% of Lexi-Luu and Mr. Koros owns the other 20%.

On March 15, 2011, the Company entered into two promissory notes for a total of $50,000 with Paul Koros, the 20% owner of Lexi-Luu.  These notes bear interest at 8%, with interest only payments beginning August 15, 2011 through March 15, 2014, at which time all outstanding interest and principal is due and payable. As of March 31, 2013 the Company has recognized $8,150 of interest associated with these notes.

EXPERTS

The financial statements of the Company at December 31, 2012 and 2011, included in and made a part of this document have been audited by Li and Company, PC, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Under our Articles of Incorporation and Bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest.  We may advance expenses incurred in defending a proceeding.  To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees.  With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order.  The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits thereto.  Statements contained in this prospectus as to the contents of any contract or other document that is filed as an exhibit to the registration statement are not necessarily complete and each such statement is qualified in all respects by reference to the full text of such contract or document.  For further information with respect to us and the Common Stock, reference is hereby made to the registration statement and the exhibits thereto, which may be inspected and copied at the principal office of the SEC, 100 F Street NE, Washington, D.C. 20549, and copies of all or any part thereof may be obtained at prescribed rates from the Commission’s Public Reference Section at such addresses.  Also, the SEC maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.  You may request, and we will voluntarily provide free of charge our annual, quarterly and current reports, proxy statements and other information upon request.  To request such materials, please contact our CFO, Mr. Gordon C. McDougall at our principal offices set out in the cover page of this registration statement on Form S-1.

Rocap Marketing, Inc. and Subsidiary

December 31, 2012 and 2011

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders’ of

Rocap Marketing Inc.

Las Vegas, Nevada

We have audited the accompanying consolidated balance sheets of Rocap Marketing Inc., (the “Company”) as of December 31, 2012 and 2011 and the related consolidated statements of operations, stockholders’ deficit and cash flows for the years then ended.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2012 and 2011 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 3 to the consolidated financial statements, the Company had an accumulated deficit at December 31, 2012 and had a net loss and net cash used in operating activities for the year then ended.  These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regards to these matters are also described in Note 3.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/Li and Company, PC

Li and Company, PC

Skillman, New Jersey

April 25, 2013

ROCAP MARKETING, INC.

Consolidated Balance Sheets

	December 31, 2012	December 31, 2011

ASSETS
CURRENT ASSETS
Cash	$7,788	$852
Accounts receivable, net of allowance for doubtful accounts
of $19,074 and $1,280, respectively	1,501	3,978
Inventory	36,737	35,745
Prepayments and other current assets	90	2,726

Total Current Assets	46,116	43,301

PROPERTY AND EQUIPMENT, net	3,147	3,113

TOTAL ASSETS	$49,263	$46,414

LIABILITIES AND DEFICIT
CURRENT LIABILITIES
Bank overdraft	$1,928	$4,505
Accounts payable	66,238	41,970
Salaries payable	222,994	97,692
Advances	31,205	29,146
Current maturities of notes payable - related parties	135,386	67,500
Customer deposits	-	5,305
Interest payable	19,588	7,068

Total Current Liabilities	477,339	253,186

NON-CURRENT LIABILITIES
Note payable - related parties, net of current maturities	50,000	90,000

Total non-current liabilities	50,000	90,000

Total Liabilities	527,339	343,186

DEFICIT
ROCAP STOCKHOLDERS' DEFICIT
Preferred stock: par value $0.001, 1,000,000 shares authorized;
None shares issued and outstanding	-	-
Common stock: par value $0.001, 74,000,000 shares authorized;
20,630,667 shares issued and outstanding	20,631	20,631
Additional paid-in capital	73,655	72,375
Accumulated deficit	(539,344)	(367,093)

Total Rocap Marketing Stockholders' Deficit	(445,058)	(274,087)

NON-CONTROLLING INTEREST IN SUBSIDIARY
Non-controlling interest - capital stock in consolidated subsidiary	2,000	2,000
Non-controlling interest - retained earnings in consolidated subsidiary	(35,018)	(24,685)

NON-CONTROLLING INTEREST IN SUBSIDIARY	(33,018)	(22,685)

Total Deficit	(478,076)	(296,772)

TOTAL LIABILITIES AND DEFICIT	$49,263	$46,414

The accompanying notes are an integral part of these consolidated financial statements.

ROCAP MARKETING, INC.

Consolidated Statements of Operations

	For the Year	For the Year
	Ended	Ended
	December 31, 2012	December 31, 2011

SALES	$448,801	$255,795

COST OF GOODS SOLD	227,081	176,627

GROSS MARGIN	221,720	79,168

OPERATING EXPENSES
Advertising	8,509	17,081
Consulting	58,031	161,340
Salaries and wages	155,976	67,649
Impairment expense	-	10,480
General and administrative	164,029	96,855

Total Operating Expenses	386,545	353,405

LOSS FROM OPERATIONS	(164,825)	(274,237)

OTHER (INCOME) EXPENSE
Interest expense	17,759	12,738
Interest income	-	(4,027)
Other income (expense)	-	(100)

Other (Income) Expense, net	17,759	8,611

LOSS BEFORE INCOME TAX PROVISION AND
NON CONTROLLING INTEREST	(182,584)	(282,848)
Income tax provision	-	-

NET LOSS	(182,584)	(282,848)

Net loss attributable to non-controlling interest	(10,333)	(24,685)

NET LOSS ATTRIBUTABLE
TO ROCAP COMMON STOCKHOLDERS	$(172,251)	$(258,163)

NET LOSS PER COMMON SHARE
BASIC AND DILUTED	$(0.01)	$(0.01)

Weighted average common shares outstanding
BASIC AND DILUTED	20,630,667	20,557,313

The accompanying notes are an integral part of these consolidated financial statements.

ROCAP MARKETING, INC.
Consolidated Statement of Deficit
For the Year Ended December 31, 2012 and 2011

	Common Stock: par value $0.001		Additional		Total Rocap Stockholders'	Non-	Total
	Shares	Amount	Paid-In Capital	Accumulated Deficit	Equity (Deficit)	controlling Interest	Equity (Deficit)

Balance, December 31, 2010	20,510,667	$20,511	$55,515	$(108,930)	$(32,904)	$-	$(32,904)

Common stock issued for services
at $0.15 per share	45,000	45	6,705	-	6,750	-	6,750

Amortization of deferred employee
services	-	-	1,280	-	1,280	-	1,280

Common stock issued for cash
at $0.12 per share	100,000	100	8,900	-	9,000	-	9,000

Return of comon stock previously
issued for cash at $0.02 per share	(25,000)	(25)	(25)	-	(50)	-	(50)

Sale of noncontrolling interest
in subsidiary	-	-	-	-	-	2,000	2,000

Net loss	-	-	-	(258,163)	(258,163)	(24,685)	(282,848)

Balance, December 31, 2011	20,630,667	20,631	72,375	(367,093)	(274,087)	(22,685)	(296,772)

Amortization of deferred employee
services	-	-	1,280	-	1,280	-	1,280

Net loss	-	-	-	(172,251)	(172,251)	(10,333)	(182,584)

Balance, December 31, 2012	20,630,667	$20,631	$73,655	$(539,344)	$(445,058)	$(33,018)	$(478,076)

The accompanying notes are an integral part of these consolidated financial statements.

ROCAP MARKETING, INC.

Consolidated Statements of Cash Flows

	For the Year Ended
	December 31,
	2012	2011

OPERATING ACTIVITIES:

Net loss	$(182,584)	$(282,848)
Adjustments to reconcile net loss to net cash used by operating activities:
Allowance for bad debts	17,794	-
Depreciation	848	848
Impairment of goodwill	-	10,480
Common shares issued for future services earned	1,280	8,030
Changes in operating assets and liabilities:
Accounts receivable	(15,317)	7,573
Other receivables	573	870
Prepaid expenses	2,063	(2,063)
Inventory	(992)	(13,105)
Deposits	-	3,365
Accounts payable	24,268	29,964
Customer deposits	(5,305)	5,305
Accrued salaries	125,302	73,675
Accrued interest	12,520	5,177

Net Cash Used in Operating Activities	(19,550)	(152,729)

INVESTING ACTIVITIES:

Purchase of equipment	(882)	-

Net Cash Used in Investing Activities	(882)	-

FINANCING ACTIVITIES:
Proceeds from the sale of common stock for cash	-	8,950
Proceeds from advances	2,059	29,146
Proceeds from sale of subsidiary common stock	-	2,000
Bank overdraft	(2,577)	4,505
Proceeds from notes payable - related parties	27,886	65,000

Net Cash Provided by Financing Activities	27,368	109,601

NET CHANGE IN CASH	6,936	(43,128)

CASH AT BEGINNING OF YEAR	852	43,980

CASH AT END OF YEAR	$7,788	$852

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Interest paid	$5,239	$17,195
Income tax paid	$-	$-

The accompanying notes are an integral part of these consolidated financial statements.

Rocap Marketing, Inc.

December 31, 2012 and 2011

Notes to the Consolidated Financial Statements

Note 1 – Organization and Operations

Rocap Marketing Inc.

Rocap Marketing Inc. (“Rocap” or the “Company”) was incorporated under the laws of the State of Nevada on September 2, 2010.

Acquisition of Lexi-Luu Designs Inc.

On September 15, 2010, the Company entered into a Stock Purchase and Share Exchange Agreement with the sole stockholder of Lexi-Luu Designs Inc. (“Lixi-Luu”).  The acquisition of 100% of Lexi-Luu has been recorded on the acquisition method of accounting in accordance with section 805-20-25-5 of the FASB Accounting Standards Codification.  The Company allocated the purchase price of Lexi-Luu to the tangible assets acquired and liabilities assumed based on their estimated fair values.

Sale of 20% Equity Interest of Lexi-Luu Designs, Inc.

In March, 2011, the Company sold a 20% equity interest in Lexi-Luu to a non-controlling interest holder. Prior to the sale of 20% equity interest Lexi-Luu was inactive.

Lexi-Luu Designs, Inc.

Lexi-Luu Designs, Inc. (Lexi-Luu) was incorporated under the laws of the State of Nevada on September 3, 2010. Lexi-Luu manufactures and markets exclusive dancewear for youth.  The dance wear is sold through retailers throughout the country and may be purchased directly from the Company on-line at its website, www.lexiluu.com ..

Note 2 - Summary of Significant Accounting Policies

Basis of Presentation

The Company’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Principle of Consolidation

The Company applies the guidance of Topic 810 “Consolidation” of the FASB Accounting Standards Codification to determine whether and how to consolidate another entity.  Pursuant to ASC Paragraph 810-10-15-10 all majority-owned subsidiaries—all entities in which a parent has a controlling financial interest—shall be consolidated except (1) when control does not rest with the parent, the majority owner; (2) if the parent is a broker-dealer within the scope of Topic 940 and control is likely to be temporary; (3) consolidation by an investment company within the scope of Topic 946 of a non-investment-company investee.  Pursuant to ASC Paragraph 810-10-15-8 the usual condition for a controlling financial interest is ownership of a majority voting interest, and, therefore, as a general rule ownership by one reporting entity, directly or indirectly, of more than 50 percent of the outstanding voting shares of another entity is a condition pointing toward consolidation.  The power to control may also exist with a lesser percentage of ownership, for example, by contract, lease, agreement with other stockholders, or by court decree. The Company consolidates all less-than-majority-owned subsidiaries, if any, in which the parent’s power to control exists.

The Company's consolidated subsidiaries and/or entities are as follows:

Name of consolidated subsidiary or entity	State or other jurisdiction of incorporation or organization	Date of incorporation or formation (date of acquisition, if applicable)	Attributable interest

Lexi-Luu Designs Inc.	The State of Nevada	September 3, 2010 (September 15, 2010)	80%

The consolidated financial statements include all accounts of the Company and its consolidated subsidiaries and/or entities as of the reporting period ending date(s) and for the reporting period(s) then ended.

All inter-company balances and transactions have been eliminated.

Reclassification

Certain amounts in the prior period financial statements have been reclassified to conform to the current period presentation. These reclassifications had no effect on reported losses.

Use of Estimates and Assumptions

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reporting amounts of revenues and expenses during the reporting period.

The Company’s significant estimates and assumptions include the fair value of financial instruments; allowance for doubtful accounts; inventory valuation and obsolescence; the carrying value, recoverability and impairment, if any, of long-lived assets including the values assigned to and the estimated useful lives of equipment, and goodwill; interest rate; revenue recognized or recognizable; sales returns and allowances; income tax rate, income tax provision, deferred tax assets and valuation allowance of deferred tax assets; and the assumption that the Company will continue as a going concern.  Those significant accounting estimates or assumptions bear the risk of change due to the fact that there are uncertainties attached to those estimates or assumptions, and certain estimates or assumptions are difficult to measure or value.

Management bases its estimates on historical experience and on various assumptions that are believed to be reasonable in relation to the financial statements taken as a whole under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.

Management regularly evaluates the key factors and assumptions used to develop the estimates utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such evaluations, if deemed appropriate, those estimates are adjusted accordingly.

Actual results could differ from those estimates.

Fair Value of Financial Instruments

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in generally accepted accounting principles (U.S. GAAP), and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels.  The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.  The three (3) levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3	Pricing inputs that are generally observable inputs and not corroborated by market data.

Financial assets are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable.

The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.  If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

The carrying amounts of the Company’s financial assets and liabilities, such as cash, accounts receivable, other receivables, accounts payable salaries payable and interest payable, approximate their fair values because of the short maturity of these instruments.

The Company’s notes payable approximates the fair value of such instrument based upon management’s best estimate of interest rates that would be available to the Company for similar financial arrangements at December 31, 2012 and 2011.

Transactions involving related parties cannot be presumed to be carried out on an arm's-length basis, as the requisite conditions of competitive, free-market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm's-length transactions unless such representations can be substantiated.

It is not, however, practical to determine the fair value of advances from stockholders, if any, due to their related party nature.

Fair Value of Non-Financial Assets or Liabilities Measured on a Recurring Basis

The Company’s non-financial assets include inventories. The Company identifies potentially excess and slow-moving inventories by evaluating turn rates, inventory levels and other factors. Excess quantities are identified through evaluation of inventory aging, review of inventory turns and historical sales experiences. The Company provides lower of cost or market reserves for such identified excess and slow-moving inventories. The Company establishes a reserve for inventory shrinkage, if any, based on the historical results of physical inventory cycle counts.

Carrying Value, Recoverability and Impairment of Long-Lived Assets

The Company has adopted paragraph 360-10-35-17 of the FASB Accounting Standards Codification for its long-lived assets. The Company’s long-lived assets, which include property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

The Company assesses the recoverability of its long-lived assets by comparing the projected undiscounted net cash flows associated with the related long-lived asset or group of long-lived assets over their remaining estimated useful lives against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets.  Fair value is generally determined using the asset’s expected future discounted cash flows or market value, if readily determinable.  If long-lived assets are determined to be recoverable, but the newly determined remaining estimated useful lives are shorter than originally estimated, the net book values of the long-lived assets are depreciated over the newly determined remaining estimated useful lives.

The Company considers the following to be some examples of important indicators that may trigger an impairment review: (i) significant under-performance or losses of assets relative to expected historical or projected future operating results; (ii) significant changes in the manner or use of assets or in the Company’s overall strategy with respect to the manner or use of the acquired assets or changes in the Company’s overall business strategy; (iii) significant negative industry or economic trends; (iv) increased competitive pressures; and (v) regulatory changes.  The Company evaluates acquired assets for potential impairment indicators at least annually and more frequently upon the occurrence of such events.

The key assumptions used in management’s estimates of projected cash flow deal largely with forecasts of sales levels and gross margins.  These forecasts are typically based on historical trends and take into account recent developments as well as management’s plans and intentions.  Other factors, such as increased competition or a decrease in the desirability of the Company’s products, could lead to lower projected sales levels, which would adversely impact cash flows.  A significant change in cash flows in the future could result in an impairment of long lived assets.

The Company recorded impairment charges of goodwill of $10,480 during the year ended December 31, 2011 which are included in operating expenses in the accompanying statements of operations.

Business Combinations

The Company applies Topic 805 “Business Combinations” of the FASB Accounting Standards Codification (formerly Statement of Financial Accounting Standards No. 141 (R) “Business Combinations” (“SFAS No. 141(R)”)) for transactions that represent business combinations to be accounted for under the acquisition method.  Pursuant to ASC Paragraph 805-10-25-1 in order for a transaction or other event to be considered as a business combination it is required that the assets acquired and liabilities assumed constitute a business.

Identification of the Accounting Acquirer

The Company used the existence of a controlling financial interest to identify the acquirer—the entity that obtains control of the acquiree in accordance with ASC paragraph 805-20-25-5 and identifies the acquisition date, which is the date on which it obtains control of the acquiree in accordance with ASC paragraph 805-20-25-6.  The date on which the acquirer obtains control of the acquiree generally is the date on which the acquirer legally transfers the consideration, acquires the assets, and assumes the liabilities of the acquiree—the closing date.

Intangible Assets Identification, Estimated Fair Value and Useful Lives

In accordance with ASC Section 805-20-25 as of the acquisition date, the acquirer shall recognize, separately from goodwill, the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree. Recognition of identifiable assets acquired and liabilities assumed is subject to the conditions specified in ASC paragraphs 805-20-25-2 through 25-3. The Company allocates the acquisition price of acquired entities to the tangible and intangible assets acquired and liabilities assumed, based on their estimated fair values at the date of acquisition.  The excess of the liabilities assumed and the purchase price over the assets acquired was recorded as goodwill and the excess of the assets acquired over the liabilities assumed and the purchase price was recorded as a gain from bargain purchase.

The recognized intangible assets of the acquiree were valued through the use of the market, income and/or cost approach, as appropriate. The Company utilizes the income approach on a debt-free basis to estimate the fair value of the identifiable assets acquired in the acquiree at the date of acquisition with the assistance of the third party valuation firm.  This method eliminates the effect of how the business is presently financed and provides an indication of the value of the total invested capital of the Company or its business enterprise value.

Business Enterprise Valuation

The Company utilizes the income approach – discounted cash flows method to estimate the business enterprise value with the assistance of the third party valuation firm.  The income approach considers a given company's future sales, net cash flow and growth potential.  In valuing the business enterprise value of business acquired, the Company forecasted sales and net cash flow for the acquiree for five (5) years into the future and used a discounted net cash flow method to determine a value indication of the total invested capital of the acquiree.  The basic method of forecasting involves using past experience to forecast the future. The next step was to discount these projected net cash flows to their present values.  One of the key elements of the income approach is the discount rate used to discount the projected cash flows to their present values.  Determining an appropriate discount rate is one of the more difficult parts of the valuation process.  The applicable rate of return or discount rate, the rate investors in closely-held companies require as a condition of purchase, varies from time to time, depending on economic and other conditions.  The discount rate is determined after considering the overall risk of the investment, which includes: (1) operating and financial risk in the business enterprise or asset; (2) current and projected profitability and growth; (3) risk of the respective industry; and (4) the equity risk premium relative to Treasury bonds.  The discount rate is also affected by an analyst's judgment regarding the credibility of the income projections.  The discount rate rises as the projections become increasingly optimistic, or falls as the degree of certainty increases.

Inherent Risk in the Estimates

Management makes estimates of fair values based upon assumptions believed to be reasonable.  These estimates are based on historical experience and information obtained from the management of the acquired companies. Critical estimates in valuing certain of the intangible assets include but are not limited to: future expected cash flows from revenues, customer relationships, key management and market positions, assumptions about the period of time the acquired trade names will continue to be used in the Company’s combined portfolio of products and/or services, and discount rates used to establish fair value.  These estimates are inherently uncertain and unpredictable.  Assumptions may be incomplete or inaccurate, and unanticipated events and circumstances may occur which may affect the accuracy or validity of such assumptions, estimates or actual results.

Cash Equivalents

For the purposes of the statement of cash flows, the Company considers all investments with original maturities of three months or less to be cash equivalents.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recorded at the invoiced amount, net of an allowance for doubtful accounts.  The Company follows paragraph 310-10-50-9 of the FASB Accounting Standards Codification to estimate the allowance for doubtful accounts.  The Company performs on-going credit evaluations of its customers and adjusts credit limits based upon payment history and the customer’s current credit worthiness, as determined by the review of their current credit information; and determines the allowance for doubtful accounts based on historical write-off experience, customer specific facts and economic conditions.

Pursuant to paragraph 310-10-50-2 of the FASB Accounting Standards Codification account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.  The Company has adopted paragraph 310-10-50-6 of the FASB Accounting Standards Codification and determine when receivables are past due or delinquent based on how recently payments have been received.

Outstanding account balances are reviewed individually for collectability.  The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. Bad debt expense is included in general and administrative expenses, if any.

The Company’s allowance for doubtful accounts was $19,074 and $1,280 as of December 31, 2012 and December 31, 2011, respectively.

The Company does not have any off-balance-sheet credit exposure to its customers.

Inventories

The Company values inventories, consisting of raw materials, which consist of fittings and other components necessary to assemble the Company’s finished goods, and finished goods, which consist of dance wear held for sale, at the lower of cost or market.  Cost is determined on a weighted average cost basis.  Cost of goods sold and finished goods inventory comprises direct labor, direct materials, direct production cost and an allocated portion of production overhead.  The Company reduces inventories for the diminution of value, resulting from product obsolescence, damage or other issues affecting marketability, equal to the difference between the cost of the inventory and its estimated market value.  Factors utilized in the determination of estimated market value include (i) current sales data and historical return rates, (ii) estimates of future demand, (iii) competitive pricing pressures, (iv) new product introductions, (v) product expiration dates, and (vi) component and packaging obsolescence.

The Company follows paragraph 330-10-30-3 of the FASB Accounting Standards Codification for the allocation of production costs and charges to inventories.  The Company allocates fixed production overhead to inventories based on the normal capacity of the production facilities expected to be achieved over a number of periods or seasons under normal circumstances, taking into account the loss of capacity resulting from planned maintenance.  Judgment is required to determine when a production level is abnormally low (that is, outside the range of expected variation in production).  Factors that might be anticipated to cause an abnormally low production level include significantly reduced demand, labor and materials shortages, and unplanned facility or equipment down time.  The actual level of production may be used if it approximates normal capacity.  In periods of abnormally high production, the amount of fixed overhead allocated to each unit of production is decreased so that inventories are not measured above cost.  The amount of fixed overhead allocated to each unit of production is not increased as a consequence of abnormally low production or idle plant and  unallocated overheads of underutilized or idle capacity of the production facilities are recognized as period costs in the period in which they are incurred rather than as a portion of the inventory cost.

The Company evaluates its current level of inventories considering historical sales and other factors and, based on this evaluation, classify inventory markdowns in the statement of operations as a component of cost of goods sold pursuant to Paragraph 420-10-S99 of the FASB Accounting Standards Codification to adjust inventories to net realizable value. These markdowns are estimates, which could vary significantly from actual requirements if future economic conditions, customer demand or competition differ from expectations. Other significant estimates include the allocation of variable and fixed production overheads. While variable production overheads are allocated to each unit of production on the basis of actual use of production facilities, the allocation of fixed production overhead to the costs of conversion is based on the normal capacity of the Company’s production facilities, and recognizes abnormal idle facility expenses as current period charges. Certain costs, including categories of indirect materials, indirect labor and other indirect manufacturing costs which are included in the overhead pools are estimated. The management of the Company determines its normal capacity based upon the amount of operating hours of the manufacturing machinery and equipment in a reporting period.

Property and Equipment

Property and equipment are recorded at cost.  Expenditures for major additions and betterments are capitalized.  Maintenance and repairs are charged to operations as incurred.  Depreciation of property and equipment is computed by the straight-line method (after taking into account their respective estimated residual values) over the assets estimated useful lives ranging from three to five years for tooling, five years for computers and vehicles, and five to seven years for furniture and equipment. Upon sale or retirement of property and equipment, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in the consolidated statement of operations.

Leasehold improvements, if any, are amortized on a straight-line basis over the term of the lease or the estimated useful lives, whichever is shorter.  Upon becoming fully amortized, the related cost and accumulated amortization are removed from the accounts.

Goodwill

Goodwill represents the excess of the cost of an acquired entity over the fair value of the net assets at the date of acquisition. Under paragraph 350-20-35-1 of the FASB Accounting Standards Codification, goodwill acquired in a business combination with indefinite useful lives are not amortized; rather, goodwill is tested for impairment annually or more frequently if events or changes in circumstances indicate the asset might be impaired.

The goodwill impairment test has two steps. The first step identifies potential impairments by comparing the fair value of a reporting unit with its carrying value, including goodwill. The fair values are determined based on a combination of valuation techniques including the expected present value of future cash flows, a market multiple approach, and a comparable transaction approach. If the fair value of a reporting unit exceeds the carrying value, goodwill is not considered impaired and the second step is not necessary. If the carrying value of a reporting unit exceeds the fair value, the second step calculates the possible impairment loss by comparing the implied fair value of goodwill with the carrying value. If the implied fair value of the goodwill is less than the carrying value, an impairment charge is recorded. Goodwill is tested for impairment at the end of each fiscal year. The operations or activities of the entities used for the market multiple approach are of a comparable nature, scope or size as the reporting unit for which fair value is being estimated.

Related Parties

The Company follows subtopic 850-10 of the FASB Accounting Standards Codification for the identification of related parties and disclosure of related party transactions.

Pursuant to Section 850-10-20 the related parties include a. affiliates of the Company; b. entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of Section 825–10–15, to be accounted for by the equity method by the investing entity; c. trusts for the benefit of employees, such as pension and profit-sharing trusts that are managed by or under the trusteeship of management; d. principal owners of the Company; e. management of the Company; f. other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and g. other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

The financial statements shall include disclosures of material related party transactions, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of consolidated or combined financial statements is not required in those statements. The disclosures shall include:  a. the nature of the relationship(s) involved; b. description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which income statements are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the financial statements; c. the dollar amounts of transactions for each of the periods for which income statements are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and d. amounts due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.

Commitment and Contingencies

The Company follows subtopic 450-20 of the FASB Accounting Standards Codification to report accounting for contingencies. Certain conditions may exist as of the date the consolidated financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur.  The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment.  In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s consolidated financial statements.  If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.  Management does not believe, based upon information available at this time, that these matters will have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows. However, there is no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows.

Non-controlling Interest

The Company follows paragraph 810-10-65-1 of the FASB Accounting Standards Codification to report the non-controlling interest in the consolidated balance sheets within the equity section, separately from the Company’s stockholders’ equity.   Non-controlling interest represents the non-controlling interest holder’s proportionate share of the equity of the Company’s majority-owned subsidiary.  Non-controlling interest is adjusted for the non-controlling interest holder’s proportionate share of the earnings or losses and other comprehensive income (loss), if any, and the non-controlling interest continues to be attributed its share of losses even if that attribution results in a deficit non-controlling interest balance.

Revenue Recognition

The Company applies the provisions of ASC 605 which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements filed with the SEC. ASC 605 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosure related to revenue recognition policies.

In general, the Company recognizes revenue related to sales of dance wear when (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the fee is fixed or determinable, and (iv) collectability is reasonably assured.

Shipping and Handling Costs

The Company accounts for shipping and handling fees in accordance with paragraph 605-45-45-19 of the FASB Accounting Standards Codification.  While amounts charged to customers for shipping products are included in revenues, the related costs are classified in cost of goods sold as incurred.

General and Administrative Expenses

General and administrative expenses include those indirect costs of operating the business such as office supplies, travel and utilities. Net shipping and handling costs are immaterial and are therefore included in general administrative expenses.

Stock-Based Compensation for Obtaining Employee Services

The Company accounts for its stock based compensation in which the Company obtains employee services in share-based payment transactions under the recognition and measurement principles of the fair value recognition provisions of section 718-10-30 of the FASB Accounting Standards Codification. Pursuant to paragraph 718-10-30-6 of the FASB Accounting Standards Codification, all transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable.  The measurement date used to determine the fair value of the equity instrument issued is the earlier of the date on which the performance is complete or the date on which it is probable that performance will occur.  If the Company is a newly formed corporation or shares of the Company are thinly traded the use of share prices established in the Company’s most recent private placement memorandum (“PPM”), or weekly or monthly price observations would generally be more appropriate than the use of daily price observations as such shares could be artificially inflated due to a larger spread between the bid and asked quotes and lack of consistent trading in the market.

The fair value of each option award is estimated on the date of grant using a Black-Scholes option-pricing valuation model.  The ranges of assumptions for inputs are as follows:

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Expected term of share options and similar instruments: The expected life of options and similar instruments represents the period of time the option and/or warrant are expected to be outstanding.  Pursuant to Paragraph 718-10-50-2(f)(2)(i) of the FASB Accounting Standards Codification the expected term of share options and similar instruments represents the period of time the options and similar instruments are expected to be outstanding taking into consideration of the contractual term of the instruments and employees’ expected exercise and post-vesting employment termination behavior into the fair value (or calculated value) of the instruments.  Pursuant to paragraph 718-10-S99-1, it may be appropriate to use the simplified method , i.e., expected term = ((vesting term + original contractual term) / 2) , if (i) A company does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate expected term due to the limited period of time its equity shares have been publicly traded; (ii) A company significantly changes the terms of its share option grants or the types of employees that receive share option grants such that its historical exercise data may no longer provide a reasonable basis upon which to estimate expected term; or (iii) A company has or expects to have significant structural changes in its business such that its historical exercise data may no longer provide a reasonable basis upon which to estimate expected term. The Company uses the simplified method to calculate expected term of share options and similar instruments as the company does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate expected term.

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Expected volatility of the entity’s shares and the method used to estimate it.  Pursuant to ASC Paragraph 718-10-50-2(f)(2)(ii) a thinly-traded or nonpublic entity that uses the calculated value method shall disclose the reasons why it is not practicable for the Company to estimate the expected volatility of its share price, the appropriate industry sector index that it has selected, the reasons for selecting that particular index, and how it has calculated historical volatility using that index.  The Company uses the average historical volatility of the comparable companies over the expected contractual life of the share options or similar instruments as its expected volatility.  If shares of a company are thinly traded the use of weekly or monthly price observations would generally be more appropriate than the use of daily price observations as the volatility calculation using daily observations for such shares could be artificially inflated due to a larger spread between the bid and asked quotes and lack of consistent trading in the market.

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Expected annual rate of quarterly dividends.  An entity that uses a method that employs different dividend rates during the contractual term shall disclose the range of expected dividends used and the weighted-average expected dividends. The expected dividend yield is based on the Company’s current dividend yield as the best estimate of projected dividend yield for periods within the expected term of the share options and similar instruments.

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Risk-free rate(s). An entity that uses a method that employs different risk-free rates shall disclose the range of risk-free rates used.  The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods within the expected term of the share options and similar instruments.

The Company’s policy is to recognize compensation cost for awards with only service conditions and a graded vesting schedule on a straight-line basis over the requisite service period for the entire award.

Equity Instruments Issued to Parties other than Employees for Acquiring Goods or Services

The Company accounts for equity instruments issued to parties other than employees for acquiring goods or services under guidance of Subtopic 505-50 of the FASB Accounting Standards Codification (“Subtopic 505-50”).

Pursuant to ASC Section 505-50-30, all transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable.  The measurement date used to determine the fair value of the equity instrument issued is the earlier of the date on which the performance is complete or the date on which it is probable that performance will occur.  If the Company is a newly formed corporation or shares of the Company are thinly traded the use of share prices established in the Company’s most recent private placement memorandum (“PPM”), or weekly or monthly price observations would generally be more appropriate than the use of daily price observations as such shares could be artificially inflated due to a larger spread between the bid and asked quotes and lack of consistent trading in the market.

The fair value of option or warrant award is estimated on the date of grant using a Black-Scholes option-pricing valuation model. The ranges of assumptions for inputs are as follows:

•

Expected term of share options and similar instruments: Pursuant to Paragraph 718-10-50-2 of the FASB Accounting Standards Codification the expected term of share options and similar instruments represents the period of time the options and similar instruments are expected to be outstanding taking into consideration of the contractual term of the instruments and holder’s expected exercise behavior into the fair value (or calculated value) of the instruments.  The Company uses historical data to estimate holder’s expected exercise behavior.  The contractual term of share options or similar instruments is used as expected term of share options or similar instruments for the Company if it is a newly formed corporation.

•

Expected volatility of the entity’s shares and the method used to estimate it.  An entity that uses a method that employs different volatilities during the contractual term shall disclose the range of expected volatilities used and the weighted-average expected volatility.  A thinly-traded or nonpublic entity that uses the calculated value method shall disclose the reasons why it is not practicable for the Company to estimate the expected volatility of its share price, the appropriate industry sector index that it has selected, the reasons for selecting that particular index, and how it has calculated historical volatility using that index.  The Company uses the average historical volatility of the comparable companies over the expected contractual life of the share options or similar instruments as its expected volatility.  If shares of a company are thinly traded the use of weekly or monthly price observations would generally be more appropriate than the use of daily price observations as the volatility calculation using daily observations for such shares could be artificially inflated due to a larger spread between the bid and asked quotes and lack of consistent trading in the market.

•

Expected annual rate of quarterly dividends.  An entity that uses a method that employs different dividend rates during the contractual term shall disclose the range of expected dividends used and the weighted-average expected dividends. The expected dividend yield is based on the Company’s current dividend yield as the best estimate of projected dividend yield for periods within the expected contractual life of the option and similar instruments.

•

Risk-free rate(s). An entity that uses a method that employs different risk-free rates shall disclose the range of risk-free rates used.  The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods within the contractual life of the option and similar instruments.

Pursuant to ASC paragraph 505-50-25-7, if fully vested, non-forfeitable equity instruments are issued at the date the grantor and grantee enter into an agreement for goods or services (no specific performance is required by the grantee to retain those equity instruments), then, because of the elimination of any obligation on the part of the counterparty to earn the equity instruments, a measurement date has been reached. A grantor shall recognize the equity instruments when they are issued (in most cases, when the agreement is entered into). Whether the corresponding cost is an immediate expense or a prepaid asset (or whether the debit should be characterized as contra-equity under the requirements of paragraph 505-50-45-1) depends on the specific facts and circumstances. Pursuant to ASC paragraph 505-50-45-1, a grantor may conclude that an asset (other than a note or a receivable) has been received in return for fully vested, non-forfeitable equity instruments that are issued at the date the grantor and grantee enter into an agreement for goods or services (and no specific performance is required by the grantee in order to retain those equity instruments). Such an asset shall not be displayed as contra-equity by the grantor of the equity instruments. The transferability (or lack thereof) of the equity instruments shall not affect the balance sheet display of the asset. This guidance is limited to transactions in which equity instruments are transferred to other than employees in exchange for goods or services. Section 505-50-30 provides guidance on the determination of the measurement date for transactions that are within the scope of this Subtopic.

Pursuant to Paragraphs 505-50-25-8 and 505-50-25-9, an entity may grant fully vested, non-forfeitable equity instruments that are exercisable by the grantee only after a specified period of time if the terms of the agreement provide for earlier exercisability if the grantee achieves specified performance conditions. Any measured cost of the transaction shall be recognized in the same period(s) and in the same manner as if the entity had paid cash for the goods or services or used cash rebates as a sales discount instead of paying with, or using, the equity instruments. A recognized asset, expense, or sales discount shall not be reversed if a stock option that the counterparty has the right to exercise expires unexercised.

Pursuant to ASC paragraph 505-50-30-S99-1, if the Company receives a right to receive future services in exchange for unvested, forfeitable equity instruments, those equity instruments are treated as unissued for accounting purposes until the future services are received (that is, the instruments are not considered issued until they vest). Consequently, there would be no recognition at the measurement date and no entry should be recorded.

Income Tax Provision

The Company accounts for income taxes under Section 740-10-30 of the FASB Accounting Standards Codification, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns.  Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.  Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the Consolidated Statements of Income and Comprehensive Income in the period that includes the enactment date.

The Company adopted section 740-10-25 of the FASB Accounting Standards Codification (“Section 740-10-25”). Section 740-10-25 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements.  Under Section 740-10-25, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position.  The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty (50) percent likelihood of being realized upon ultimate settlement.  Section 740-10-25 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures.

The estimated future tax effects of temporary differences between the tax basis of assets and liabilities are reported in the accompanying consolidated balance sheets, as well as tax credit carry-backs and carry-forwards. The Company periodically reviews the recoverability of deferred tax assets recorded on its consolidated balance sheets and provides valuation allowances as management deems necessary.

Management makes judgments as to the interpretation of the tax laws that might be challenged upon an audit and cause changes to previous estimates of tax liability. In addition, the Company operates within multiple taxing jurisdictions and is subject to audit in these jurisdictions. In management’s opinion, adequate provisions for income taxes have been made for all years. If actual taxable income by tax jurisdiction varies from estimates, additional allowances or reversals of reserves may be necessary.

Uncertain Tax Positions

The Company did not take any uncertain tax positions and had no material adjustments to its income tax liabilities or benefits pursuant to the provisions of Section 740-10-25 for the year ended December 31, 2012 or 2011.

Net Income (Loss) per Common Share

Net income (loss) per common share is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification. Basic net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period.  Diluted net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock and potentially outstanding shares of common stock during the period to reflect the potential dilution that could occur from common shares issuable through contingent share arrangements, stock options and warrants.

There were no potentially dilutive common shares outstanding for the year ended December 31, 2012 or 2011.

Cash Flows Reporting

The Company adopted paragraph 230-10-45-24 of the FASB Accounting Standards Codification for cash flows reporting, classifies cash receipts and payments according to whether they stem from operating, investing, or financing activities and provides definitions of each category, and uses the indirect or reconciliation method (“Indirect method”) as defined by paragraph 230-10-45-25 of the FASB Accounting Standards Codification to report net cash flow from operating activities by adjusting net income to reconcile it to net cash flow from operating activities by removing the effects of (a) all deferrals of past operating cash receipts and payments and all accruals of expected future operating cash receipts and payments and (b) all items that are included in net income that do not affect operating cash receipts and payments.

Subsequent Events

The Company follows the guidance in Section 855-10-50 of the FASB Accounting Standards Codification for the disclosure of subsequent events.  The Company will disclose the date through which subsequent events have been evaluated and that date is the date when the financial statements were issued.

Recently Issued Accounting Pronouncements

FASB Accounting Standards Update No. 2011-08

In September 2011, the FASB issued the FASB Accounting Standards Update No. 2011-08 “ Intangibles—Goodwill and Other: Testing Goodwill for Impairment” (“ASU 2011-08”). This Update is to simplify how public and nonpublic entities test goodwill for impairment. The amendments permit an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test described in Topic 350. Under the amendments in this Update, an entity is not required to calculate the fair value of a reporting unit unless the entity determines that it is more likely than not that its fair value is less than its carrying amount.

The guidance is effective for interim and annual periods beginning on or after December 15, 2011. Early adoption is permitted.

FASB Accounting Standards Update No. 2011-11

In December 2011, the FASB issued the FASB Accounting Standards Update No. 2011-11 “Balance Sheet: Disclosures about Offsetting Assets and Liabilities” (“ASU 2011-11”). This Update requires an entity to disclose information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position. The objective of this disclosure is to facilitate comparison between those entities that prepare their financial statements on the basis of U.S. GAAP and those entities that prepare their financial statements on the basis of IFRS.

The amended guidance is effective for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods.

FASB Accounting Standards Update No. 2012-02

In July 2012, the FASB issued the FASB Accounting Standards Update No. 2012-02 “ Intangibles—Goodwill and Other (Topic 350) Testing Indefinite-Lived Intangible Assets for Impairment” (“ASU 2012-02”).

This Update is intended to reduce the cost and complexity of testing indefinite-lived intangible assets other than goodwill for impairment. This guidance builds upon the guidance in ASU 2011-08, entitled  Testing Goodwill for Impairment .. ASU 2011-08 was issued on September 15, 2011, and feedback from stakeholders during the exposure period related to the goodwill impairment testing guidance was that the guidance also would be helpful in impairment testing for intangible assets other than goodwill.

The revised standard allows an entity the option to first assess qualitatively whether it is more likely than not (that is, a likelihood of more than 50 percent) that an indefinite-lived intangible asset is impaired, thus necessitating that it perform the quantitative impairment test. An entity is not required to calculate the fair value of an indefinite-lived intangible asset and perform the quantitative impairment test unless the entity determines that it is more likely than not that the asset is impaired.

This Update is effective for annual and interim impairment tests performed in fiscal years beginning after September 15, 2012.  Earlier implementation is permitted.

Other Recently Issued, but not yet Effective Accounting Pronouncements

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

Note 3 - Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business.

As reflected in the accompanying consolidated financial statements, the Company had an accumulated deficit at December 31, 2012, a net loss and net cash used in operating activities for the year then ended. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

While the Company is attempting to establish an ongoing source of revenues sufficient to cover its operating costs and allow it to continue as a going concern, the Company’s cash position may not be significant enough to support the Company’s daily operations.  Management intends to raise additional funds by seeking equity and/or debt financing.  Management believes that the actions presently being taken to further implement its business plan and generate revenues provide the opportunity for the Company to continue as a going concern.  While the Company believes in the viability of its strategy to generate revenues and in its ability to raise additional funds, there can be no assurances to that effect.  The ability of the Company to continue as a going concern is dependent upon the Company’s ability to further implement its business plan and generate revenues.

The consolidated financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 4 - Acquisition and Related Goodwill

On September 15, 2010, the Company entered into a stock exchange agreement with an individual issuing 2,500,000 shares of common stock for all of the issued and outstanding stock of Lexi-Luu Designs, Inc (“Lexi-Luu”).  The shares were valued at par. The Company also assumed $10,480 of debt in excess of the value of the tangible assets acquired. The excess value is recorded as goodwill.

The acquisition was accounted for using the purchase method of accounting in accordance with section 805-10-55 of the FASB Accounting Standards Codification by allocating the purchase price over the assets acquired, including intangible assets and liabilities assumed, based on their estimated fair values at the date of acquisition.  The excess of the liabilities assumed and the purchase price over the net assets acquired was recorded as goodwill.  The purchase price has been allocated to the assets and liabilities as follows:

Total assets acquired	$39,977
Goodwill	10,480
Total liabilities assumed	(47,957)
Acquisition price	$2,500

Note 5 - Inventories

The Company’s inventories at consisted of the following:

	December 31, 2012	December 31, 2011
Raw materials	$16,405	$-
Work in Progress	-	3,839
Finished goods	20,332	31,906
Total Inventories	$36,737	$35,745

Slow-Moving or Obsolescence Markdowns

The Company recorded no inventory obsolescence adjustments for the year ended December 31, 2012 or 2011.

Lower of Cost or Market Adjustments

There was no lower of cost or market adjustments for the year ended December 31, 2012 and 2011.

Note 6 - Equipment

Equipment, stated at cost, less accumulated depreciation consisted of the following:

	December 31, 2011	December 31, 2011
Equipment	$5,122	$4,240
Less: accumulated depreciation	(1,975)	(1,127)
Equipment, net	$3,147	$3,113

Depreciation expense for the year ended December 31, 2012 and 2011 was $848 and $848, respectively.

Note 7 – Advances

From time to time, non-related individuals have advanced funds to the Company for working capital purpose. Those advances are unsecured, non-interest bearing and due on demand.

During the years ended December 31, 2012 and 2011 the Company received $2,059 and $29,146 in cash advances from these individuals, no repayments have been made towards these advances.

Note 8 – Notes Payable – Related Parties

Notes payable – related parties consisted of the following:

	December 31, 2012	December 31, 2011

Note payable, dated September 3, 2010, with interest at 12% per annum, payable monthly, with principal due on September 3, 2013	$40,000	$40,000

Note payable, dated October 25, 2010, with interest at 12% per annum, payable monthly, with principal due on demand	15,000	15,000

Note payable, dated November 19, 2010, with interest at 12% per annum, payable monthly, with principal due on demand	37,500	37,500

Note payable, dated March 15, 2011, with interest at 8% per annum, payable monthly, with principal due on March 15, 2014	12,500	12,500

Note payable, dated March 15, 2011, with interest at 8% per annum, payable monthly, with principal due on March 15, 2014	37,500	37,500

Note payable, dated December 21 2011, with interest at 12% per annum, payable monthly, with principal due on demand	14,750	15,000

Note payable, dated January 27, 2012, non-interest bearing, with principal due on January 26, 2013	5,000	-

Note payable, dated February 27, 2012, non-interest bearing, with principal due on February 26, 2013	5,000	-

Note payable, dated March 31, 2012, non-interest bearing, with principal due on March 30, 2013	250	-

Note payable, dated April 18, 2012, with interest at 10% per annum, with principal due on April 17, 2013	2,472	-

Note payable, dated April 18, 2012, with interest at 10% per annum, with principal due on April 17, 2013	2,471	-

Note payable, dated June 15, 2012, with interest at 10% per annum, with principal due on June 14, 2013	5,000	-

Note payable, dated June 15, 2012, with interest at 10% per annum, with principal due on June 14, 2013	5,000	-

Note payable, dated June 15, 2012, with interest at 10% per annum, with principal due on June 14, 2013	2,943	-

Total notes payable	$185,386	$157,500

Less current maturities	$(135,386)	$(67,500)

Notes payable, net of current maturities	$50,000	$90,000

The Company has recognized interest expense of $19,588 and $12,738 for the year ended December 31, 2012 and 2011, respectively.

Note 9 – Stockholders’ Deficit

Shares Authorized

Upon formation the total number of shares of all classes of stock which the Company is authorized to issue is Seventy Five Million (75,000,000) shares of which One Million (1,000,000) shares shall be Preferred Stock, par value $0.001 per share, and Seventy Four Million (74,000,000) shares shall be Common Stock, par value $0.001 per share.

Common Stock

During the year ended December 31, 2011, the Company sold 100,000 shares of common stock for $9,000 cash and returned $50 to an investor who purchased shares in the 2010 private placement in exchange for 25,000 common shares.

During 2011, the Company issued 45,000 shares of common stock to third party for services valued at $6,750 on the date of issuance.

Note 10 – Non-controlling Interest

Non-controlling interest consisted of the following:

	Contributed and additional paid-in capital	Earnings and losses		Other Comprehensive Income	Total non-controlling interest

Balance at December 31, 2010	$-	$-		$-	$-

Contributed capital from non-controlling interest holder	2,000	-		-	2,000

Current period earnings and losses	-	(24,685)		-	(24,685)

Balance at December 31, 2011	2,000	(24,685)		-	(22,685)

Current period earnings and losses	-	(10,333)		-	(10,333)

Balance at December 31, 2012	$2,000	$(35,018)		$-	$(33,018)
%			%

Note 11 – Management Agreements

On September 1, 2010, the Company entered into a management agreement (“Management Agreement”) with Peter Henricsson for consulting services to be provided by him (“Consultant”) in the capacity of President of the Company which requires that the Company (i) to pay the Consultant $3,250 per month for three (3) years from date of signing and (ii) to issue the Consultant a total of 960,000 shares of its common stock payable on a quarterly basis over the term of the management agreement of 12 quarters (3 years). These shares were valued at $0.002 per share or $1,920 on the date of grant and amortized over the vesting period, or $160 per quarter.

On September 1, 2010, the Company entered into a management agreement (“Management Agreement”) with Tezi Advisory Inc. for consulting services to be provided by Gordon C. McDougall (“Consultant”) in the capacity of Vice President Finance of the Company which requires that the Company to (i) pay the Consultant $3,250 per month for three (3) years from date of signing and (ii) to issue the Consultant a total of 960,000 shares of its common stock payable on a quarterly basis over the term of the management agreement of 12 quarters (3 years). These shares were valued at $0.002 per share or $1,920 on the date of grant and amortized over the vesting period, or $160 per quarter.

For the year ended December 31, 2012and 2011 the Company recognized $1,280 as consulting fees, for each year.

Note 11 – Concentrations

During the year ended December 31, 2012 the Company derived 84% of its revenues from one company. During the year ended December 31, 2011 no customer provided more than 10% of the Company’s sales. No customer comprised more than 10% of accounts receivable for the year ended December 31, 2012 or 2011.

Note 12 – Income Tax Provision

Deferred Tax Assets

At December 31, 2012, the Company had net operating loss (“NOL”) carry–forwards for Federal income tax purposes of $539,344 that may be offset against future taxable income through 2032. No tax benefit has been reported with respect to these net operating loss carry-forwards in the accompanying consolidated financial statements because the Company believes that the realization of the Company’s net deferred tax assets of approximately $183,377 was not considered more likely than not and accordingly, the potential tax benefits of the net loss carry-forwards are offset by a full valuation allowance.

Deferred tax assets consist primarily of the tax effect of NOL carry-forwards. The Company has provided a full valuation allowance on the deferred tax assets because of the uncertainty regarding its realization. The valuation allowance increased approximately $58,565 and $87,776 for the year ended December 31, 2012 and 2011, respectively.

Components of deferred tax assets at December 31, 2012 and 2011 are as follows:

	December 31, 2012	December 31, 2011
Net deferred tax assets – non-current:

Expected income tax benefit from NOL carry-forwards	$183,377	$124,812

Less valuation allowance	(183,377)	(124,812)

Deferred tax assets, net of valuation allowance	$-	$-

Income Tax Provision in the Consolidated Statements of Operations

A reconciliation of the federal statutory income tax rate and the effective income tax rate as a percentage of income before income taxes is as follows:

	For the Year Ended December 31, 2012	For the Year Ended December 31, 2011

Federal statutory income tax rate	34.0%	34.0%

Change in valuation allowance on net operating loss carry-forwards	(34.0)	(34.0)

Effective income tax rate	0.0%	0.0%

Note 13 – Subsequent Events

The Company has evaluated all events that occurred after the balance sheet date through the date when the financial statements were issued to determine if they must be reported.  The Management of the Company determined that there were no reportable subsequent events to be disclosed.

ROCAP MARKETING, INC.
Consolidated Balance Sheets

	March 31,	December 31,
	2013	2012
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash	$22,872	$7,788
Accounts receivable, net	2,306	1,501
Inventory	37,746	36,737
Other current assets	340	90
Total Current Assets	63,264	46,116

PROPERTY AND EQUIPMENT, net	2,894	3,147

OTHER ASSETS
Security deposits	1,232	-

Total Other Assets	1,232	-

TOTAL ASSETS	$67,390	$49,263

LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES
Bank overdraft	$-	$1,928
Accounts payable	66,131	66,238
Salaries payable	250,077	222,994
Notes payable	31,080	31,205
Current maturities of notes payable - related parties	226,475	135,386
Interest payable	24,097	19,588
Total Current Liabilities	597,860	477,339

NON-CURRENT LIABILITIES
Note payable - related parties, net of current maturities	-	50,000

Total Non-Current Liabilities	-	50,000

TOTAL LIABILITIES	597,860	527,339

STOCKHOLDERS' DEFICIT
Preferred stock: par value $0.001, 1,000,000 shares authorized;
zero shares issued and outstanding	-	-
Common stock: par value $0.001, 74,000,000 shares authorized;
20,630,667 shares issued and outstanding	20,631	20,631
Additional paid-in capital	73,655	73,655
Accumulated deficit	(587,171)	(539,344)
Total Stockholders' Deficit	(492,885)	(445,058)

NON-CONTROLLING INTEREST IN SUBSIDIARY
Non-controlling interest - capital stock in consolidated subsidiary	2,000	2,000
Non-controlling interest - retained earnings in consolidated subsidiary	(39,585)	(35,018)

NON-CONTROLLING INTEREST IN SUBSIDIARY	(37,585)	(33,018)

TOTAL STOCKHOLDERS' DEFICIT	(530,470)	(478,076)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$67,390	$49,263

See accompanying notes to the condensed consolidated financials statements.

ROCAP MARKETING, INC.
Consolidated Statements of Operations
(Unaudited)

	For the Three Months Ended
	March 31,
	2013	2012

SALES	$126,428	$94,822

COST OF GOODS SOLD	60,429	40,910

GROSS MARGIN	65,999	53,912

OPERATING EXPENSES
Legal and professional expenses	18,584	37,547
Salaries and wages	30,959	3,113
Depreciation expense	253	212
General and administrative	63,074	26,566

Total Operating Expenses	112,870	67,438

LOSS FROM OPERATIONS	(46,871)	(13,526)

OTHER INCOME (EXPENSE)
Interest expense	(5,523)	(4,354)
Interest income	-	580

Total Other Income (Expense)	(5,523)	(3,774)

LOSS BEFORE INCOME TAX PROVISION
AND NON CONTROLLING INTEREST	(52,394)	(17,300)
Income tax provision	-	-

NET LOSS BEFORE NON-CONTROLLING INTEREST	(52,394)	(17,300)

Net income (loss) attributable to
non-controlling interest	(4,567)	4,014

NET LOSS ATTRIBUTABLE
TO COMMON STOCKHOLDERS	$(47,827)	$(21,314)

NET LOSS PER COMMON SHARE
BASIC AND DILUTED	$(0.00)	$(0.00)

Weighted average common shares outstanding
BASIC AND DILUTED	20,630,667	20,105,325

See accompanying notes to the condensed consolidated financials statements.

ROCAP MARKETING, INC.
Consolidated Statements of Cash Flows
(Unaudited)

	For the Three Months Ended
	March 31,
	2013	2012

OPERATING ACTIVITIES:
Net loss	$(47,827)	$(21,314)
Adjustments to reconcile net loss to net cash used
by operating activities:
Net loss attributable to non-controlling interests	(4,567)	4,014
Depreciation	253	212
Changes in operating assets and liabilities:
Accounts receivable	(805)	(19,826)
Other current assets	(1,482)	(400)
Inventory	(1,009)	6,020
Accounts payable	(107)	6,647
Accrued salaries	27,083	19,500
Accrued interest	4,509	3,815

Net Cash Used in Operating Activities	(23,952)	(1,332)

INVESTING ACTIVITIES:	-	-

FINANCING ACTIVITIES:
Proceeds from notes payable - related parties	44,170	-
Repayment of notes payable - related parties	(3,081)	(1,400)
Proceeds from notes payable	18,100	13,607
Repayments of notes payable	(18,225)	-
Bank overdraft	(1,928)	(4,505)

Net Cash Provided by Financing Activities	39,036	7,702

NET CHANGE IN CASH	15,084	6,370

CASH AT BEGINNING OF YEAR	7,788	852

CASH AT END OF PERIOD	$22,872	$7,222

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Interest paid	$-	$539
Income tax paid	$-	$-

See accompanying notes to the condensed consolidated financials statements.

ROCAP MARKETING, INC. AND SUBSIDIARY

Notes to the Condensed Consolidated Financial Statements

March 31, 2013 and December 31, 2012

(Unaudited)

NOTE 1 – ORGANIZATION AND OPERATIONS

Rocap Marketing Inc.

Rocap Marketing Inc, (“Rocap” or the “Company”) was incorporated under the laws of the State of Nevada on September 2, 2010.

Lexi-Luu Designs, Inc.

Lexi-Luu Designs, Inc. (Lexi-Luu) was incorporated under the laws of the State of Nevada on September 3, 2010. Lexi-Luu manufactures and markets exclusive dancewear for youth.  The dance wear is sold through retailers throughout the country and may be purchased directly from the Company on-line at its website,  www.lexiluu.com ..

Acquisition of Lexi-Luu Designs Inc.

On September 15, 2010, the Company entered into a Stock Purchase and Share Exchange Agreement with the sole stockholder of Lexi-Luu Designs Inc.  The acquisition of 100% of Lexi-Luu has been recorded on the purchase method of accounting in accordance with section 805-10-05 of the FASB Accounting Standards Codification.  The Company allocated the purchase price of Lexi-Luu to the tangible assets acquired and liabilities assumed based on their estimated fair values.

Basis of Presentation – Unaudited Interim Financial Information

The accompanying unaudited interim financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for the interim financial information, and with the rules and regulations of the United States Securities and Exchange Commission (“SEC”) to Form 10-Q and Article 8 of Regulation S-X.  Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements.  The unaudited interim financial statements furnished reflect all adjustments (consisting of normal recurring accruals) which are, in the opinion of management, necessary to a fair statement of the results for the interim period presented.  Unaudited interim results are not necessarily indicative of the results for the full year.  These financial statements should be read in conjunction with the financial statements of the Company for the Year Ended December 31, 2012 and for the Period from September 2, 2010 (inception) through December 31, 2012 and notes thereto contained in the information filed as part of the Company’s Registration Statement on Form S-1/A, of which this Prospectus is a part.

NOTE 2 – GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business.

As reflected in the accompanying consolidated financial statements, the Company had an accumulated deficit at March 31, 2013, a net loss and net cash used in operating activities for the interim period then ended. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

While the Company is attempting to establish an ongoing source of revenues sufficient to cover its operating costs and allow it to continue as a going concern, the Company’s cash position may not be significant enough to support the Company’s daily operations.  Management intends to raise additional funds by seeking equity and/or debt financing.  Management believes that the actions presently being taken to further implement its business plan and generate revenues provide the opportunity for the Company to continue as a going concern.  While the Company believes in the viability of its strategy to generate revenues and in its ability to raise additional funds, there can be no assurances to that effect.  The ability of the Company to continue as a going concern is dependent upon the Company’s ability to further implement its business plan and generate revenues.

NOTE 2 – GOING CONCERN (Continued)

The consolidated financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 3 – NOTES PAYABLE – RELATED PARTIES

Notes payable at March 31, 2013 and December 31, 2012 consisted of the following:

	March 31, 2013	December 31, 2012
Note payable, dated September 3, 2010, with interest at 12% per annum, payable monthly, with principal due on September 3, 2013	$40,000	$40,000
Note payable, dated November 19, 2010, with interest at 12% per annum, payable monthly, with principal due on demand	37,500	37,500
Note payable, dated March 15, 2011, with interest at 8% per annum, payable monthly, with principal due on March 15, 2014	11,017	12,500
Note payable, dated March 15, 2011, with interest at 8% per annum, payable monthly, with principal due on March 15, 2014	37,500	37,500
Note payable, dated December 21 2011, with interest at 12% per annum, payable monthly, with principal due on demand	14,750	14,750
Note payable, dated February 27, 2013, with interest at 12% per annum, due on demand	23,200	-
Note payable, dated October 25, 2010, with interest at 12% per annum, due on demand	15,000	15,000
Note payable, dated January 27, 2012, non-interest bearing, with principal due on January 26, 2013	5,000	5,000
Note payable, dated February 27, 2012, non-interest bearing, with principal due on February 26, 2013	5,000	5,000
Note payable, dated March 31, 2012, non-interest bearing, with principal due on March 30, 2013	250	250
Note payable, dated March 31, 2013, non-interest-bearing, due on demand	202	-
Note payable, dated April 18, 2012, with interest at 10% per annum, with principal due on April 17, 2013	2,472	2,472
Note payable, dated April 18, 2012, with interest at 10% per annum, with principal due on April 17, 2013	2,471	2,471
Note payable, dated June 15, 2012, with interest at 10% per annum, with principal due on June 14, 2013	5,000	5,000
Note payable, dated June 15, 2012, with interest at 10% per annum, with principal due on June 14, 2013	5,000	5,000
Note payable, dated July 18, 2012, with interest at 10% per annum, with principal due on July 17, 2013	2,943	2,943
Note payable, dated January 23, 2013, with interest at 10% per annum, with principal due on January 22, 2014	10,470	-
Note payable, dated January 10, 2013, with interest at 10% per annum, with principal due on January 9, 2014	8,700	-

Total notes payable – related parties	226,475	185,388

Less current maturities	226,475	(135.388)

Notes payable – related parties, net of current maturities	$-	$50,000

NOTE 3 – NOTES PAYABLE – RELATED PARTIES (Continued)

The Company has recognized interest expense of $5,523 and $4,354 for the interim periods ended March 31, 2013 and 2012, respectively.

NOTE 4 – MANAGEMENT AGREEMENTS

On September 1, 2010, the Company entered into a management agreement (“Management Agreement”) with Peter Henricsson for consulting services to be provided by him (“Consultant”) in the capacity of President of the Company which requires that the Consultant to be paid $3,250 per month for three (3) years from date of signing. The Company also issued the Consultant a total of 960,000 shares of  its common stock. These shares were valued at $0.002 per share or $1,920 on the date of issue.

On September 1, 2010, the Company entered into a management agreement (“Management Agreement”) with Tezi Advisory Inc. for consulting services to be provided by Gordon C. McDougall (“Consultant”) in the capacity of Vice President Finance of the Company which requires that the Consultant to be paid $3,250 per month for three (3) years from date of signing. The Company also issued the Consultant a total of 960,000 shares of its common stock. These shares were valued at $0.002 per share or $1,920 on the date of issue.

NOTE 5 – CONCENTRATIONS

During the interim period ended March 31, 2013, the Company derived 51 percent of its revenue from one company, and 19 percent of its revenue from another company. During the interim period ended March 31, 2012, the Company derived 35 percent of its revenue from one company.

NOTE 6 – SUBSEQUENT EVENTS

Management has evaluated subsequent events according to the requirements of ASC Topic 855, and has  determined that there were no reportable subsequent events to be disclosed.

PROSPECTUS

ROCAP MARKETING INC.

2,875,667 SHARES OF COMMON STOCK

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Until ____________, 2013, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The Date of this Prospectus is:  _______________, 2013

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

Securities and Exchange Commission registration fee	$33.39
Transfer Agent Fees	$1,000
Accounting fees and expenses	$10,000
Legal fees and expense	$12,500
Printing Costs	$300
Miscellaneous	$500
Total	$24,334

All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 14.  Indemnification of Directors and Officers

See “Commission Position on Indemnification for Securities Act Liabilities” above.

Item 15.  Recent Sales of Unregistered Securities

Set forth below is information regarding the issuance and sales of securities without registration since inception.

Acquisition of Lexi-Luu Designs, Inc.

On September 15, 2010, we issued 2,500,000 shares of our Common Stock to Hubert J. Blanchette in exchange for 100% of the shares of Lexi-Luu Designs Inc.  The shares were issued pursuant to Section 4(2) of the Securities Act of 1933 as they were transactions by an issuer not involving a public offering.  The purchaser represented that such purchaser’s intention to acquire the shares for investment only and not with a view toward distribution.  The purchaser was given adequate access to sufficient information about us to make an informed investment decision.  None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved.  The following sets forth the details regarding said issuance:

Date	Description	Number	Purchaser	Proceeds	Consideration	Exemption
Sep 15, 2010	Common stock	2,500,000	Hubert J. Blanchette	$2,500	Stock	Sec. 4(2)

Founder’s Shares

On September 18 and 20, 2010, we issued 13,000,000 shares of our Common Stock to two founders of the Company, both of whom are non-US individuals residing in Canada, for aggregate proceeds of $13,000.  The shares were issued pursuant to the exemption from registration contained in Regulation S of the Securities Act of 1933 on the basis of representations made by the purchasers that the purchasers were not “U.S. persons,” as that term is defined under Regulation S, and that such purchasers were not acquiring the shares for the account or benefit of a U.S. person.  The purchasers further represented that it was such purchaser’s intention to acquire the shares for investment only and not with a view toward distribution.  The purchasers were given adequate access to sufficient information about us to make an informed investment decision.  None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved.  The following sets forth the details regarding said issuances:

Date	Description	Number	Purchaser	Proceeds	Consideration	Exemption(1)(2)
Sep 18, 2010	Common stock	6,500,000	Gordon C. McDougall	$6,500	Cash	Reg. S
Sep 20, 2010	Common stock	6,500,000	Peter Henricsson	$6,500	Cash	Reg. S
Totals		13,000,000		$13,000

Issuance for Services

On October 25, 2010, we issued 20,667 shares of our Common Stock in exchange for $3,100 of consulting services, in lieu of cash compensation, and on September 30, 2011, we issued 480,000 shares of our Common Stock in exchange for $960 of management services, in lieu of cash compensation, and on April 25, 2012, we issued 1,440,000 shares of our Common Stock in exchange for $2,880 of management services, in lieu of cash compensation.  The shares were issued pursuant the exemption from registration contained in Regulation S of the Securities Act of 1933 on the basis of representation made by the purchaser that the purchaser was not a “U.S. person,” as that term is defined under Regulation S, and that such purchaser was not acquiring the shares for the account or benefit of a U.S. person.  The purchaser further represented that such purchaser’s intention to acquire the shares was for investment only and not with a view toward distribution.  The purchaser was given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. The following sets forth the details regarding said issuance:

Date	Description	Number	Purchaser	Proceeds	Consideration	Exemption
Oct 25, 2010	Common stock	20,667	F.A. Ventures, Inc.	$3,100	Services	Reg. S
Jan 14, 2012*	Common stock	240,000	Peter Henricsson	$480	Services	Reg. S
Jan 14, 2012*	Common stock	240,000	Tezi Advisory Inc.(1)	$480	Services	Reg. S
Apr 25, 2012*	Common stock	720,000	Peter Henricsson	$1,440	Services	Reg. S
Apr 25, 2012*	Common stock	720,000	Tezi Advisory Inc.(1)	$1,440	Services	Reg. S
Totals		1,940,667		$6,940

*   The shares underlying these issuances were authorized in the calendar year 2011and reported as such in the

     Company’s financial statements, however they were not issued until the date shown in this exhibit.

(1) Tezi Advisory, Inc. is a private corporation wholly owned by Gordon C. McDougall.

Regulation S Issuances

From time to time between September 29, 2010 and November 18, 2010 we issued 2,710,000 shares of common stock to 18 investors, all of whom are non-US individuals and entities, at a price per share between $0.002 and $0.15 for aggregate proceeds of $25,200.  The shares were issued pursuant the exemption from registration contained in Regulation S of the Securities Act of 1933 on the basis of representations made by the purchasers that the purchasers were not “U.S. persons,” as that term is defined under Regulation S, and that such purchasers were not acquiring the shares for the account or benefit of a U.S. person.  The purchasers further represented that it was such purchaser’s intention to acquire the shares for investment only and not with a view toward distribution.  The purchasers were given adequate access to sufficient information about us to make an informed investment decision.  None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved.  The following sets forth the details regarding said issuances:

Date	Description	Number	Purchaser	Proceeds	Consideration	Exemption
Sep 29, 2010	Common stock	10,000	William Schonbrun	$1,500	Cash	Reg. S
Sep 30, 2010	Common stock	10,000	Jacqueline Chisholm	$1,500	Cash	Reg. S
Sep 30, 2010	Common stock	10,000	James Buonassisi	$1,500	Cash	Reg. S
Oct 01, 2010	Common stock	10,000	ConnectsUs Intranet Inc.	$1,500	Cash	Reg. S
Oct 04, 2010	Common stock	10,000	Joan Zokol	$1,500	Cash	Reg. S
Oct 11, 2010	Common stock	850,000	Ylva Seljemo	$1,700	Cash	Reg. S
Oct 11, 2010	Common stock	10,000	Niklas Seljemo	$200	Cash	Reg. S
Oct 11, 2010	Common stock	850,000	Gunnar Nordgren	$1,700	Cash	Reg. S
Oct 11, 2010	Common stock	10,000	Lena Eklof	$200	Cash	Reg. S
Oct 12, 2010	Common stock	10,000	Kenth Englund	$1,500	Cash	Reg. S
Oct 12, 2010	Common stock	10,000	Bengt Wilke	$1,500	Cash	Reg. S
Oct 15, 2010	Common stock	10,000	Ricardo Dai	$1,500	Cash	Reg. S
Oct 15, 2010	Common stock	10,000	Barry Yates	$1,500	Cash	Reg. S
Oct 18, 2010	Common stock	10,000	The Wallace Family Trust	$1,500	Cash	Reg. S
Oct 20, 2010	Common stock	10,000	John Thiessen	$1,500	Cash	Reg. S
Oct 28, 2010	Common stock	10,000	Darlene Rodocker	$1,500	Cash	Reg. S
Nov 01, 2010	Common stock	10,000	Murray Keating	$200	Cash	Reg. S
Nov 03, 2010	Common stock	850,000	Murray Keating	$1,700	Cash	Reg. S
Nov 18, 2010	Common stock	10,000	Enlighted Hospitality Inc.	$1,500	Cash	Reg. S
Totals		2,710,000		$25,200

Regulation D, Rule 506 Offering Issuances

On November 1, 2010 we completed a Regulation D Rule 506 offering in which we sold 335,000 shares of common stock to 19 investors, at a price per share of between $0.002 and $0.15 per share for aggregate proceeds of $31,750.  The shares were issued pursuant to Section 4(2) of the Securities Act of 1933 as they were transactions by an issuer not involving a public offering.  The purchasers represented that it was such purchaser’s intention to acquire the shares for investment only and not with a view toward distribution.  The purchasers were given adequate access to sufficient information about us to make an informed investment decision.  None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved.  The following sets forth the details regarding said issuances:

Date	Description	Number	Purchaser	Proceeds	Consideration	Exemption
Sep 26, 2010	Common stock	10,000	Adrian Jackson	$1,500	Cash	Rule 506
Sep 28, 2010	Common stock	125,000	James William Chapman, Jr.	$250	Cash	Rule 506
Oct 05, 2010	Common stock	10,000	Marla Golusin	$1,500	Cash	Rule 506
Oct 05, 2010	Common stock	10,000	X Finance Limited Partnership	$1,500	Cash	Rule 506
Oct 05, 2010	Common stock	10,000	Albert Golusin	$1,500	Cash	Rule 506
Oct 06, 2010	Common stock	10,000	Virginia A. Brown	$1,500	Cash	Rule 506
Oct 08, 2010	Common stock	10,000	Lloyd Betts	$1,500	Cash	Rule 506
Oct 08, 2010	Common stock	10,000	Carmen L. Norwood	$1,500	Cash	Rule 506
Oct 09, 2010	Common stock	15,000	Larry R. Shaw	$2,250	Cash	Rule 506
Oct 10, 2010	Common stock	10,000	William Clayton	$1,500	Cash	Rule 506
Oct 12, 2010	Common stock	10,000	Devin R. Farnsworth	$1,500	Cash	Rule 506
Oct 12, 2010	Common stock	10,000	Allen E. Joers	$1,500	Cash	Rule 506
Oct 14, 2010	Common stock	10,000	David R. Allison	$1,500	Cash	Rule 506
Oct 22, 2010	Common stock	15,000	Ronald Rose	$2,250	Cash	Rule 506
Oct 22, 2010	Common stock	15,000	Teresa Rose	$2,250	Cash	Rule 506
Oct 22, 2010	Common stock	15,000	Christopher Rose	$2,250	Cash	Rule 506
Oct 27, 2010	Common stock	10,000	Robert Vujea	$1,500	Cash	Rule 506
Nov 01, 2010	Common stock	15,000	Complete Advisory Partners LLC	$2,250	Cash	Rule 506
Nov 01, 2010	Common stock	15,000	Michael R. Jaeger	$2,250	Cash	Rule 506
Totals		335,000		$31,750

The Common Stock issued in our Regulation D, Rule 506 Offering was issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Rule 506 of Regulation D of the Securities Act of 1933. In accordance with Section 230.506 (b)(1) of the Securities Act of 1933, these shares qualified for exemption under the Rule 506 exemption for this offerings since it met the following requirements set forth in Reg. §230.506:

(A)

No general solicitation or advertising was conducted by us in connection with the offering of any of the Shares.

(B)

At the time of the offering we were not: (1) subject to the reporting requirements of Section 13 or 15 (d) of the Exchange Act; or (2) an “investment company” within the meaning of the federal securities laws.

(C)

Neither we, nor any of our predecessors, nor any of our directors, nor any beneficial owner of 10% or more of any class of our equity securities, nor any promoter currently connected with us in any capacity has been convicted within the past ten years of any felony in connection with the purchase or sale of any security.

(D)

The offers and sales of securities by us pursuant to the offerings were not attempts to evade any registration or resale requirements of the securities laws of the United States or any of its states.

(E)

None of the investors are affiliated with any of our directors, officers or promoters or any beneficial owner of 10% or more of our securities.

All shares purchased in the Regulation D Rule 506 offering completed on April 7, 2011 were restricted in accordance with Rule 144 of the Securities Act of 1933. In addition, each of these shareholders were either accredited as defined in Rule 501 (a) of Regulation D promulgated under the Securities Act or sophisticated as defined in Rule 506(b)(2)(ii) of Regulation D promulgated under the Securities Act.

Recent Issuances under Regulation S

On April 6, 2011, we sold 100,000 shares of common stock to an investor, a non-US individual, at a price per share of $0.09 for aggregate proceeds of $9,000, and on October 12, 2011, we sold a further 45,000 shares of common stock to the investor at a price per share of $0.15 for aggregate proceeds of $6,750.  The shares were issued pursuant to the exemption from registration contained in Regulation S of the Securities Act of 1933 on the basis of representation made by the purchaser that the purchaser was not a “U.S. person,” as that term is defined under Regulation S, and that such purchaser was not acquiring the shares for the account or benefit of a U.S. person.  The purchaser further represented that such purchaser’s intention to acquire the shares was for investment only and not with a view toward distribution.  The purchaser was given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved.  The following sets forth the details regarding said issuances:

Date	Description	Number	Purchaser	Proceeds	Consideration	Exemption
Apr 06, 2011	Common stock	100,000	The Wallace Family Trust	$9,000	Cash	Reg. S
Oct 12, 2011	Common stock	45,000	The Wallace Family Trust	$6,750	Cash	Reg. S

Item 16.  Exhibits

The following is a list of exhibits filed as part of this Registration Statement.  Where so indicated by footnote, exhibits which were previously filed are incorporated herein by reference.  Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

EXHIBIT NUMBER	DESCRIPTION
3.1	Articles of Incorporation and Certificate of Correction(1)
3.2	By-Laws(1)
5.1	Opinion of Chachas Law Group P.C. (1)
10.1	Lexi Luu Stock Purchase Agreement(2)
10.2	Henricsson Management Agreement(2)
10.3	Amendment to the Henricsson Management Agreement(2)
10.4	Tezi Advisory Agreement(2)
10.5	Amendment to the Tezi Advisory Agreement(2)
10.6	Second Amendment to Henricsson Management Agreement (3)
10.7	Second Amendment to Tezi Advisory Agreement(3)
16.1	Auditor’s Letter(3)
21.1	Subsidiaries of Registrant(1)
23.1	Consent of Li and Company, PC(3)
23.2	Consent of Counsel (included in Exhibit 5.1, hereto) (1)
24.1	Power of Attorney(1)

(1)Incorporated by reference to our Registration Statement on Form S-1 filed on December 23, 2011.

(2)Incorporated by reference to our Amended Registration Statement on Form S-1 filed on February 28, 2012.

(3)Filed herewith.

Item 17.  Undertakings

The undersigned registrant hereby undertakes:

1.

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.

To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.

Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.

Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.

Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Los Angeles, California on July 2, 2013.

ROCAP MARKETING INC.

/s/ Peter Henricsson

Peter Henricsson, Principal Executive Officer

President, Chief Executive Officer and Director

/s/ Gordon C. McDougall

Gordon C. McDougall, Principal Financial and Accounting Officer

Chief Financial Officer, Secretary, Treasurer and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Peter Henricsson

Peter Henricsson, Principal Executive Officer

President, Chief Executive Officer and Director

/s/ Gordon C. McDougall

Gordon C. McDougall, Principal Financial and Accounting Officer

Chief Financial Officer, Secretary, Treasurer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gordon C. McDougall, as him true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in him name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement on Form S-1 of Rocap Marketing Inc. and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, grant unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or him substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed below by or on behalf of the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ Peter Henricsson Peter Henricsson	Chief Executive Officer	July 2, 2013

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
3.1	Articles of Incorporation and Certificate of Correction(1)
3.2	By-Laws(1)
5.1	Opinion of Chachas Law Group P.C. (1)
10.1	Lexi Luu Stock Purchase Agreement(2)
10.2	Henricsson Management Agreement(2)
10.3	Amendment to the Henricsson Management Agreement(2)
10.4	Tezi Advisory Agreement(2)
10.5	Amendment to the Tezi Advisory Agreement(2)
10.6	Second Amendment to Henricsson Management Agreement (3)
10.7	Second Amendment to Tezi Advisory Agreement(3)
16.1	Auditor’s Letter(3)
21.1	Subsidiaries of Registrant(1)
23.1	Consent of Li and Company, PC(3)
23.2	Consent of Counsel (included in Exhibit 5.1, hereto) (1)
24.1	Power of Attorney(1)

(1)

Incorporated by reference to our Registration Statement on Form S-1 filed on December 23, 2011

(2)

Incorporated by reference to our Registration Statement on Form S-1/A-1 filed on February 28, 2012

(3)

Filed herewith